UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GILEAD SCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To our stockholders:

We are pleased to invite you to attend the 2012 annual meeting of stockholders of Gilead Sciences, Inc., to be held on Thursday, May 10, 2012 at 10:00 a.m. local time at the Westin San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important. Whether or not you attend the annual meeting, we hope you will vote as soon as possible. There are three ways that you can cast your ballot — by telephone, by Internet or by mailing the proxy card. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of and continued interest in Gilead Sciences, Inc. We look forward to seeing you at the annual meeting.

Sincerely,

John C. Martin

Chairman and Chief Executive Officer

March 20, 2012

GILEAD SCIENCES, INC.

333 Lakeside Drive

Foster City, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2012

TO THE STOCKHOLDERS OF GILEAD SCIENCES, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gilead Sciences, Inc., a Delaware corporation (“Gilead”), will be held on Thursday, May 10, 2012 at 10:00 a.m. local time at the Westin San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California 94030 for the following purposes:

1. To elect twelve directors to serve for the next year and until their successors are elected and qualified.

2. To ratify the selection of Ernst & Young LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of Gilead for the fiscal year ending December 31, 2012.

3. To approve, on an advisory basis, the compensation of our named executive officers as presented in the Proxy Statement.

4. If properly presented at the meeting, to vote on a stockholder proposal requesting that the Board take steps to permit stockholder action by written consent.

5. If properly presented at the meeting, to vote on a stockholder proposal requesting that the Board take steps to redeem Gilead’s poison pill unless the plan is subject to a stockholder vote.

6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 14, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting of Stockholders and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Gregg H. Alton
Secretary

Foster City, California

March 20, 2012

All stockholders are invited to attend the meeting in person. Whether or not you expect to attend the meeting, please grant a proxy to vote by telephone or the Internet or complete, date, sign and return the proxy mailed to you as promptly as possible in order to ensure your representation at the meeting. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and a proxy issued in your name from the record holder.

- i -

GILEAD SCIENCES, INC.

333 Lakeside Drive

Foster City, California 94404

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

MAY 10, 20112

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Gilead Sciences, Inc., a Delaware corporation (“Gilead,” “we,” “our” or “us”), of proxies to be voted at our Annual Meeting of Stockholders to be held on Thursday, May 10, 2012 at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Westin San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California 94030.

This proxy statement and the accompanying proxy card are being mailed, or made available electronically, to stockholders on or about March 20, 2012 to all stockholders entitled to vote at our Annual Meeting.

QUESTIONS AND ANSWERS

1.	Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. This approach conserves natural resources and reduces our costs of printing and distributing our proxy materials, while providing stockholders with a convenient way to access our proxy materials. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

2.	How may I obtain a copy of Gilead’s Annual Report on Form 10-K and other financial information?

A copy of our 2011 Annual Report, which includes our Form 10-K for the year ended December 31, 2011, is available at http://www.gilead.com/proxy or may be requested from our Investor Relations department as described elsewhere in this proxy statement. Our 2011 Annual Report is not incorporated into this proxy statement and shall not be considered proxy solicitation material.

3.	Who is entitled to vote at the Annual Meeting?

Only holders of our common stock at the close of business on March 14, 2012 are entitled to receive the Notice of Annual Meeting and to vote their shares at the Annual Meeting. As of that date, there were 758,070,530 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

4.	What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

•	to elect twelve directors to serve for the next year and until their successors are elected and qualified;

•	to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

•	to approve, on an advisory basis, the compensation of our named executive officers as presented in this proxy statement;

•	if properly presented at the meeting, to vote on a stockholder proposal requesting that the Board take steps to permit stockholder action by written consent; and

•	if properly presented at the meeting, to vote on a stockholder proposal requesting that the Board take steps to redeem Gilead’s poison pill unless the plan is subject to a stockholder vote.

We will also consider any other business that properly comes before the Annual Meeting. See question 10 “Could other matters be decided at the Annual Meeting?” below.

5.	How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board;

•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers as presented in this proxy statement;

•	“AGAINST” the stockholder proposal requesting that the Board take steps to permit stockholder action by written consent; and

•	“AGAINST” the stockholder proposal requesting that the Board take steps to redeem Gilead’s poison pill unless the plan is subject to a stockholder vote.

6.	What are the voting requirements to elect the directors and to approve each of the proposals discussed in this proxy statement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares is represented by votes present at the meeting in person or by proxy. Shares represented by proxies marked “abstain” and “broker non-votes” are counted in determining whether a quorum is present. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some of the proposals because the broker does not have discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on a particular proposal.

Proposal	Vote Required
Proposal 1 – Election of twelve directors to serve for the next year and until their successors are elected and qualified	Majority of votes cast (number of shares voted “For” a director must exceed the number of votes “Withheld” from that director)

Proposal 2 – Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal 3 – Approval, on an advisory basis, of the compensation of our named executive officers as presented in this proxy statement	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal 4 – If properly presented at the meeting, to vote on a stockholder proposal requesting that the Board take steps to permit stockholder action by written consent	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal 5 – If properly presented at the meeting, to vote on a stockholder proposal requesting that the Board take steps to redeem Gilead’s poison pill unless the plan is subject to a stockholder vote.	Majority of the shares entitled to vote and present in person or represented by proxy

If your shares are held by a broker and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters. Proposal 2 is a “routine” matter. As a result, your broker is permitted to exercise discretionary voting authority to vote your shares for this proposal. Your broker may not exercise discretionary voting authority and may not vote your shares with respect to the other proposals unless you provide your broker with voting instructions.

With respect to Proposal 1, abstentions will not have an effect on the outcome of the vote. With respect to Proposals 2, 3, 4 and 5, abstentions will have the same effect as an “against” vote. “Broker non-votes” will have no effect on Proposals 1, 2, 3, 4 and 5.

7.	How do I vote?

You may vote in person by attending the meeting or by completing and returning a proxy by mail, by telephone or electronically, using the Internet. If your shares are registered directly in your name with Gilead’s transfer agent, Computershare, you are considered a “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” Most beneficial owners whose stock is held in the name of a bank, broker or other nominee receive instructions for granting proxies from their banks, brokers or other nominees, rather than our proxy card. You can vote your shares held through a bank, broker or other nominee by following the voting instructions sent to you by that institution.

By mail

To vote your proxy by mail, be sure to complete, sign and date the proxy card or voting instruction card that may be delivered to you and return it in the envelope provided. If you return your signed proxy card but do not indicate your voting preferences, the persons named on the proxy card will vote the shares represented by that proxy as recommended by our Board.

By Internet or the telephone

Stockholders may also vote their shares using the Internet or telephone. The law of the State of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies so long as each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The Internet and telephone voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting shares via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Stockholders of record may go to http://www.proxyvote.com to vote their shares. You will be required to provide the control number printed on your Notice. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Stockholders of record using a touch-tone telephone may vote their shares by calling (800) 690-6903 and following the recorded instructions.

A number of brokers and banks are participating in a program that offers the ability to grant proxies to vote shares over the telephone and Internet. Street name holders may vote on the Internet by accessing http://www.proxyvote.com. You will be required to provide the control number printed on your Notice. Street name holders using a touch-tone telephone may vote their shares by calling (800) 454-8683 and following the recorded instructions.

Internet and telephone voting for stockholders of record and street name holders will be available 24 hours a day, and will close at 11:59 p.m., Eastern Daylight Time on May 9, 2012. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

In person at the Annual Meeting

Stockholders of record may vote in person at the Annual Meeting or vote by proxy using a proxy card that they may request. Whether or not a stockholder plans to attend the meeting, the stockholder should vote by proxy to ensure his or her vote is counted. A stockholder may still attend the meeting and vote in person if he or she has already voted by proxy. To vote in person, a stockholder may come to the Annual Meeting and we will provide the stockholder with a ballot when he or she arrives. To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided to you. If a stockholder returns a signed proxy card to us before the Annual Meeting, we will vote the stockholder’s shares as he or she directs.

If you are a beneficial owner of shares, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

8.	What can I do if I change my mind after I vote my shares?

Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before the shares are voted.

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	filing a written notice to our Corporate Secretary at our principal executive office, 333 Lakeside Drive, Foster City, California 94404;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may revoke your proxy or submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting as described in the answer to the preceding question.

Attendance at the meeting will not, by itself, revoke a proxy. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

9.	What is the deadline for voting my shares by proxy, via the Internet or by telephone?

Votes by proxy must be received before the polls close at the Annual Meeting. Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Daylight Time on May 9, 2012.

10.	Could other matters be decided at the Annual Meeting?

On the date this proxy statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Annual Meeting for consideration and you execute and deliver a proxy, then John C. Martin and John F. Milligan, the persons named on your proxy card, will have the discretion to vote on those matters for you.

11.	Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify stockholders by name are kept confidential. There are exceptions for contested proxy solicitations or when necessary to meet legal requirements. Veaco Group, the independent proxy tabulator that we have engaged, will count the votes and act as the inspector of election for the meeting.

12.	Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K within four business days after the Annual Meeting.

13.	Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies, including preparation, assembly, printing and mailing of the Notice and this proxy statement and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names, shares of our common stock beneficially owned by others, to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their out-of-pocket expenses for forwarding solicitation materials to such beneficial owners. We have hired Innisfree M&A Incorporated to act as our proxy solicitor in conjunction with the Annual Meeting. We will pay Innisfree M&A Incorporated a fee of $13,500, plus reasonable out-of-pocket expenses, for these services. Our solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by directors, officers or other of our employees. No additional compensation will be paid to directors, officers or other employees for such solicitation services performed by them.

14.	When are the stockholder proposals for Gilead’s 2013 Annual Meeting due?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at our principal executive offices no later than November 23, 2012. Such proposals also must comply with SEC regulations under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, regarding the inclusion of stockholder proposals in company proxy materials. Proposals should be addressed to:

Corporate Secretary

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, California 94404

Fax: (650) 578-9264

Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement must give timely written notice to the Corporate Secretary in accordance with our Bylaws, which require that written notice be received by the Corporate Secretary:

•	not earlier than the close of business on January 10, 2013; and

•	not later than the close of business on February 9, 2013.

If the date of the stockholder meeting is moved to a date more than 30 days before or 30 days after May 10, 2013, then written notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the following two dates:

•	90 days prior to the meeting; or

•	10 days after public announcement of the meeting date.

The chairperson of our annual meeting has the sole authority to determine whether any nomination or other business has been properly brought before the meeting in accordance with our Bylaws and to declare that any such nomination or other business not properly brought before our annual meeting shall not be transacted.

15.	Where can I get information related to future stockholder meetings of Gilead?

To request a copy of the proxy statement, annual report and form of proxy related to all of our future stockholder meetings, you may log on to http://www.proxyvote.com or contact Investor Relations at:

Gilead Sciences, Inc.

Attention: Investor Relations

333 Lakeside Drive

Foster City, CA 94404

(800) 445-3235

Email: investor_relations@gilead.com

16.	I want to attend the Annual Meeting and vote in person. From whom can I obtain directions to the Annual Meeting?

You may contact Investor Relations at (800) 445-3235 or investor_relations@gilead.com to obtain directions to the Annual Meeting.

17.	If I have additional questions, whom can I contact?

If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (877) 750-9501

Banks and Brokers may call collect: (212) 750-5833

PROPOSAL 1

ELECTION OF DIRECTORS

There are twelve nominees for the twelve Board positions presently authorized. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election. Directors are elected by a majority of the votes cast (number of shares voted “For” a director must exceed the number of votes “Withheld” from that director) with respect to the election of each director at the Annual Meeting. Each director who is elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of Gilead. Each nominee was previously elected by the stockholders at the 2011 annual meeting of stockholders.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the twelve nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as our Board may propose. Each person nominated for election has agreed to serve if elected and our Board and management have no reason to believe that any nominee will be unable to serve.

Our Nominating and Corporate Governance Committee recommended each of the nominees listed below to our Board for nomination. Each member of our Nominating and Corporate Governance Committee meets the definition of “independent director” as defined in Rule 5605 of The NASDAQ Stock Market (“NASDAQ”) Marketplace Rules, as determined affirmatively by our Board.

Majority Vote Standard for Election of Directors

Our Bylaws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of votes “withheld” from that director). In a contested election (a situation in which the number of nominees for director exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting, in which a quorum is present, and entitled to vote on the election of directors. Under our Board Guidelines, any director who fails to receive at least a majority of the votes cast in an uncontested election must tender his or her resignation to our Board. Our Nominating and Corporate Governance Committee would then evaluate the tendered resignation and make a recommendation to our Board whether to accept or reject the resignation or whether other action should be taken. Our Board will act on our Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale for such decision within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in our Board’s decision. If a nominee who was not already serving as a director does not receive at least a majority of the votes cast for such director at the annual meeting that nominee will not become a director.

Our Board has adopted certain corporate governance principles, which we refer to as our Board Guidelines, to promote the functioning of the Board and its committees, to promote the interests of stockholders and to set forth a common set of expectations as to how the Board, its various committees and individual directors should perform their functions. Our Board Guidelines are available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

THE BOARD RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

Nominees

Our Nominating and Corporate Governance Committee has evaluated and recommended each of the twelve directors currently standing for election at the Annual Meeting. The names of the nominees, in alphabetical order and certain information about them as of March 20, 2012, as well as the specific experience, qualifications, attributes or skills of the director nominees that led our Nominating and Corporate Governance Committee to conclude that the nominee should serve as a director of Gilead, are set forth below:

John F. Cogan, age 64, joined our Board in July 2005. Dr. Cogan is currently the Leonard and Shirley Ely Senior Fellow at the Hoover Institution and a Professor in the Public Policy Program at Stanford University, where he has had a continuing appointment since 1980. Dr. Cogan’s current research is focused on U.S. budget and fiscal policy, social security and healthcare. Dr. Cogan has held a number of positions in the U.S. government, including Assistant Secretary for Policy in the U.S. Department of Labor and Associate Director and Deputy Director in the U.S. Office of Management and Budget. Dr. Cogan is a director of Venture Lending and Leasing Funds II, IV and VI, Inc. and a trustee of the Charles Schwab Family of Funds and Sacred Hearts School in Atherton.

Relevant Experience, Qualifications and Skills: Significant experience in economic healthcare policy, including serving as the Leonard and Shirley Ely Senior Fellow at the Hoover Institution, Stanford University, where his research is focused on U.S. budget and fiscal policy, social security and healthcare. Significant policy-making and government experience, including previously serving as Assistant Secretary for Policy in the U.S. Department of Labor and Associate Director and Deputy Director in the U.S. Office of Management and Budget.

Etienne F. Davignon, age 79, joined our Board in September 1990. He is currently Minister of State and serves as Chairman of Recticel, CMB, SN Air Holding and Genfina and as a director of Sofina. Previously, he served as Vice Chairman of Suez-Tractebel and Chairman of Société Générale de Belgique. Mr. Davignon has served as the European Community’s Commissioner for Industry and International Markets and as the European Community’s Vice President for Research, Industry and Energy Policies.

Relevant Experience, Qualifications and Skills: Significant leadership and business experience, including serving as Chairman of Recticel, CMB, SN Air Holding and Genfina and previously serving as Vice Chairman of Suez-Tractebel and Chairman of Société Générale de Belgique. International background and significant policy-making and government experience, including serving as the Minister of State and previously serving as the European Community’s Commissioner for Industry and International Markets and as the European Community’s Vice President for Research, Industry and Energy Policies. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Board since 1990.

James M. Denny, age 79, joined our Board in 1996 and has served as the lead independent director of our Board since May 2008. He served as Chairman of our Board from 2001 to May 2008. Previously, he served as the Chief Financial Officer and subsequently Vice Chairman of Sears, Roebuck & Co., then a retailing and financial services conglomerate, with oversight responsibility for many of the company’s operations and staff functions. He previously served as Executive Vice President and Chief Financial and Planning Officer of G.D. Searle & Co., Chairman of Pearle Health Services, Inc., Senior Advisor at William Blair Capital Partners, Treasurer at the Firestone Tire & Rubber Co., and associate counsel at Dewey Ballantine Bushby, Palmer and Wood in New York and Paris. Mr. Denny is currently Chairman of a privately-held healthcare technology company. He is a past Chairman of Northwestern Memorial Hospital and the Northwestern Memorial Foundation and has held directorships at Astra AB, ChoicePoint, Inc., GATX Corporation, The Principal Financial Group, The Allstate Corporation, and General Instruments, Inc.

Relevant Experience, Qualifications and Skills: Significant leadership, business and financial experience, including previously serving as Chief Financial Officer and Vice Chair at Sears, Roebuck & Co., Executive Vice President and Chief Financial and Planning Officer at G.D. Searle & Co., Chairman of Pearle Health Services,

Inc. and a member of the board of Astra AB. Breadth of knowledge about Gilead’s business given service on Gilead’s Board since 1996, including service as Chairman of the Board from 2001 until 2008 and current service as the lead independent director.

Carla A. Hills, age 78, joined our Board in January 2007. Since 1993, she has served as the Chair and Chief Executive Officer of Hills & Company, a firm providing advice to U.S. businesses on investment, trade and risk assessment issues outside the United States. Mrs. Hills served as U.S. Trade Representative from 1989 to 1993, and was principal advisor on international trade to President George H. W. Bush. Under President Gerald R. Ford, she served as Secretary of Housing and Urban Development. Mrs. Hills is a director of TCW Group, Inc. and serves on the international advisory boards of J.P. Morgan Chase, Rolls Royce and the Coca-Cola Company. Mrs. Hills previously served as a director of American International Group, Inc., Chevron Corporation and Time Warner, Inc. She is also Chair of the National Committee on U.S.-China Relations and Co-Chair of the Inter-American Dialogue, the Council on Foreign Relations and the International Advisory Board of the Center for Strategic and International Studies. She is also a member of the Executive Committee of the Peterson Institute for International Economics and of the Trilateral Commission, and a member of the board of the International Crisis Group.

Relevant Experience, Qualifications and Skills: Significant international trade policy and business experience, including serving as the Chair and Chief Executive Officer of Hills & Company, International Consultants, a firm providing counsel to U.S. businesses on investment, trade and risk assessment issues abroad. Significant policy-making experience and government service, including previously serving as U.S. Trade Representative and the principal advisor on international trade to President George H. W. Bush.

Kevin E. Lofton, age 57, joined our Board in July 2009. He is currently the President and Chief Executive Officer of Catholic Health Initiatives, a Denver-based healthcare system operating the full continuum of services from hospitals to home health agencies throughout the nation. He previously served as Chief Executive Officer of two university hospitals, the University of Alabama at Birmingham Hospital and Howard University Hospital in Washington, D.C. In 2007, Mr. Lofton served as Chairman of the Board of the American Hospital Association, the nation’s largest hospital trade association. Mr. Lofton also serves on the Board of Directors of the Morehouse School of Medicine, Atlanta, and the Georgia State University J. Mack Robinson College of Business, also in Atlanta.

Relevant Experience, Qualifications and Skills: Significant leadership experience, including serving as the President and Chief Executive Officer of Catholic Health Initiatives, a healthcare system operating the full continuum of services from hospitals to home health agencies across the United States. Expertise and knowledge in hospital administration and patient care. Demonstrated commitment to ensuring that patients have access to medical services.

John W. Madigan, age 74, joined our Board in December 2005. He is the retired Chairman and Chief Executive Officer of Tribune Company, a media company, operating businesses in broadcasting, publishing and on the Internet. He is also a director and former Chairman of the Robert R. McCormick Foundation and a director of Boise Cascade Holdings, L.L.C. Mr. Madigan is a former director of Morgan Stanley, a former member of the Defense Business Board of the Department of Defense, an advisor to Madison Dearborn Partners and a director and former Chairman of The Chicago Council on Global Affairs. He also serves as a trustee of Northwestern University, Rush University Medical Center and the Paley Center for Media in New York. Mr. Madigan is a member and former Chairman of The Commercial Club of Chicago and a director of New Schools for Chicago.

Relevant Experience, Qualifications and Skills: Significant leadership experience and broad knowledge of business, including previously serving as the Chairman and Chief Executive Officer of Tribune Company, a media industry leader with operations in major markets throughout the United States. Significant financial expertise, including experience as an investment banker with Salomon Brothers and Paine, Webber, Jackson & Curtis.

John C. Martin, age 60, was appointed as Chairman of Gilead’s Board in May 2008 and has served as Gilead’s Chief Executive Officer and a member of Gilead’s Board of Directors since April 1996. Prior to joining Gilead, Dr. Martin held several leadership positions at Bristol-Myers Squibb Company and Syntex Corporation.

He is a member of the Board of Directors of the California Healthcare Institute and Gen-Probe Incorporated. He also serves on the University of Southern California Board of Trustees. Dr. Martin previously served as President of the International Society for Antiviral Research, Chairman of the Board of Directors of BayBio and Chairman of the Board of Directors of the California Healthcare Institute. He served on the National Institute of Allergy and Infectious Diseases Council, the Board of Directors of the Biotechnology Industry Organization, the Board of Trustees of the University of Chicago, the Board of Trustees of Golden Gate University and the external scientific advisory board of the University of California School of Global Health. Additionally, Dr. Martin served on the Centers for Disease Control/Health Resources and Services Administrations Advisory Committee on HIV and STD Prevention and Treatment and was a member of the Presidential Advisory Council on HIV/AIDS. Dr. Martin holds a PhD in organic chemistry from the University of Chicago and an MBA in marketing from Golden Gate University. He has received the Isbell Award from the American Chemical Society and the Gertrude B. Elion Award for Scientific Excellence from the International Society for Antiviral Research. In 2008, Dr. Martin was inducted into the National Academy of Engineering of the National Academies.

Relevant Experience, Qualifications and Skills: Significant leadership and business experience, including serving as Gilead’s Chief Executive Officer and Chairman since May 2008 and previously serving as President and Chief Executive Officer from 1996 through May 2008. Significant scientific experience, as he holds a Ph.D. in organic chemistry and previously served as a member of the Presidential Advisory Council on HIV/AIDS from 2006 to 2009. Breadth of knowledge about Gilead’s business as a result of employment at Gilead since 1990 in numerous leadership positions.

Gordon E. Moore, age 83, joined our Board in January 1996, and served as a member of our Business Advisory Board from July 1991 until January 1996. Dr. Moore retired from Intel Corporation, the world’s largest semiconductor chip maker, where he was a co-founder and previously served as Chairman, President and Chief Executive Officer. Dr. Moore is a former Chairman and now Life Trustee of the California Institute of Technology, a member of the National Academy of Engineering and a Fellow of the Royal Society of Engineering (UK). Among his awards, he received the National Medal of Technology and the Presidential Medal of Freedom.

Relevant Experience, Qualifications and Skills: Significant leadership and business experience, including co-founding Intel Corporation where he served as Chairman, President and Chief Executive Officer. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Business Advisory Board from 1991 to 1996 and service on Gilead’s Board since 1996.

Nicholas G. Moore, age 70, joined our Board in March 2004. Mr. Moore is the retired global Chairman of PricewaterhouseCoopers LLP, a professional services firm formed in July 1998 by the merger of Coopers & Lybrand and Price Waterhouse. Prior to the merger, Mr. Moore was elected Chairman and Chief Executive Officer of Coopers & Lybrand (U.S.) in 1994 and Coopers & Lybrand International in 1997. Mr. Moore is the lead independent director of NetApp, Inc. and a director of Bechtel Group, Inc., Wells Fargo, Inc. and one private venture capital-backed technology company. He has also served as Chairman of the Board of Trustees of St. Mary’s College of California. Mr. Moore is an inactive member of the American Institute of Certified Public Accountants, the California Bar Association, and the California and New York Society of Certified Public Accountants.

Relevant Experience, Qualifications and Skills: Significant leadership and business experience across a range of industries, including previously serving as Chairman of PricewaterhouseCoopers and serving as the lead independent director of NetApp, Inc. and a director of Bechtel Group, Inc., Wells Fargo & Company and a private venture capital-backed, technology company. Significant financial expertise as he is an inactive member of the American Institute of CPAs and the New York Society of CPAs.

Richard J. Whitley, age 66, joined our Board in July 2008. He also serves as the Distinguished Professor, Loeb Scholar Chair in Pediatrics; Director, Division of Pediatric Infectious Diseases; Vice-Chair, Department of Pediatrics; Senior Scientist, Department of Gene Therapy; Senior Scientist, Cancer Research and Training Center; Associate Director for Clinical Studies, Center for AIDS Research; and Co-Director, Center for

Emerging Infections and Emergency Preparedness (CEIEP) for the University of Alabama at Birmingham. Dr. Whitley has held responsibility for the National Institute of Allergy and Infectious Diseases Collaborative Antiviral Study Group, is a former President of the International Society of Antiviral Research, chairs the Board of Scientific Councilors for the National Center for Infectious Diseases of the U.S. Centers for Disease Control and Prevention and is President of the Board of the Infectious Disease Society of America.

Relevant Experience, Qualifications and Skills: Significant medical expertise, including serving as the Distinguished Professor, Loeb Scholar Chair in Pediatrics at the University of Alabama at Birmingham. Significant health policy experience, including chairing the Board of Scientific Councilors for the National Center for Infectious Diseases of the U.S. Centers for Disease Control and Prevention, serving as the President of the Board of the Infectious Disease Society of America, previously holding responsibility for the National Institute of Allergy and Infectious Diseases Collaborative Antiviral Study Group and serving as a past President of the International Society of Antiviral Research. Extensive experience in the field of antiviral medicine. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Scientific Advisory Board from 2003 to 2008.

Gayle E. Wilson, age 69, joined our Board in October 2001. Mrs. Wilson served as California’s First Lady from 1991 to 1999. Mrs. Wilson is Chairman of the board of directors of the Ralph M. Parsons Foundation, a non-profit organization that provides higher education, social impact, civic and cultural issues and health grants. She is also the Chair Emeritus of the Advisory Board of the California State Summer School for Math and Science, a member of the board of trustees of the California Institute of Technology and a member of the board of the Society for Science and the Public and the Sanford Burnham Institute for Medical Research.

Relevant Experience, Qualifications and Skills: Significant experience in education, public policy and science and technology, including previously serving as the California’s First Lady from 1991 to 1999, currently serving as a member of the board of trustees of the California Institute of Technology, Chair Emeritus of the Advisory Board of the California State Summer School for Math and Science and as a member of the board of the Society for Science and the Public and the Sanford Burnham Institute for Medical Research. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Board since 2001.

Per Wold-Olsen, age 64, joined our Board in January 2010, after serving as the Chair of our Health Policy Advisory Board since 2007. From 2005 to 2006, he served as President of the Human Health Intercontinental Division of Merck & Co., Inc., a global pharmaceutical company. From 1997 until 2005, he served as President of Human Health Europe, Middle East/Africa and Worldwide Human Health Marketing for Merck. Mr. Wold-Olsen is currently Chairman of the Board of GN Store Nord A/S. He also serves as a director of Exiqon A/S and Novo A/S. Mr. Wold-Olsen is a member of the Board of the Medicines for Malaria Venture (MMV), a non-profit initiative dedicated to the discovery, development and delivery of new medicines for the treatment of malaria. Mr. Wold-Olsen previously served as a director of PharmaNet Development Group, Inc.

Relevant Experience, Qualifications and Skills: Significant leadership and international business experience at Merck & Co., Inc., including previously serving as President of the Human Health Intercontinental Division. Breadth of knowledge about Gilead’s business as a result of service as Chair of Gilead’s Health Policy Advisory Board from 2007 to 2009.

There is no family relationship between Dr. Gordon Moore and Mr. Nicholas Moore, or between any of our other directors.

Director Emeritus

In January 2006, our Board appointed Dr. George P. Shultz, one of our former directors, to serve as Director Emeritus. As an advisor to our Board, Dr. Shultz may attend Board meetings, including meetings of the Audit Committee and the Nominating and Corporate Governance Committee, the committees on which he served prior to his retirement, in a non-voting capacity.

Dr. Shultz served on our Board from January 1996 to January 2006. Dr. Shultz currently serves as Distinguished Fellow at the Hoover Institution and as a director of Fremont Group and Accretive Health. Dr. Shultz served as U.S. Secretary of State from 1982 to 1989 and earlier served as Secretary of Labor, Director of the Office of Management and Budget and Secretary of the Treasury. Previously, he served as Dean of the Graduate School of Business at the University of Chicago and as President of Bechtel Group, Inc. In 1989, Dr. Shultz was awarded the Presidential Medal of Freedom.

Board Committees and Meetings

Independence of the Board of Directors

The NASDAQ listing standards require that a majority of the members of a listed company’s board of directors must qualify as “independent” as affirmatively determined by our Board. After review of all relevant transactions and relationships between each director, and his or her family members, and us, our senior management and independent registered public accounting firm, our Board has determined that ten of our twelve nominees for director are independent directors as defined in Rule 5605 of the NASDAQ Marketplace Rules. Dr. Martin, our Chairman and Chief Executive Officer and Mr. Wold-Olsen are not independent directors within the meaning of the NASDAQ Marketplace Rules.

Board Leadership Structure

Dr. Martin, our Chief Executive Officer, has served as Chairman of the Board since May 2008. Our Board Guidelines provide that the independent directors will designate a lead independent director when the positions of Chairman and Chief Executive Officer are held by the same person. Mr. Denny has served as the lead independent director since May 2008.

The lead independent director has specifically enumerated duties and responsibilities, which include:

•	advising and consulting with the Chairman regarding the information, agendas and schedules of Board and Board Committee meetings;

•	advising the Chairman as to the quality, quantity and timeliness of the information submitted by management to the independent directors;

•	recommending to the Board and the Board Committees the retention of advisers and consultants to report directly to the Board;

•	calling meetings of the independent directors, as appropriate, and serving as chairman of such meetings;

•	serving as principal liaison between the independent directors and the Chairman and between the independent directors and senior management;

•	ensuring that independent directors have adequate opportunities to meet and discuss issues in sessions of the independent directors without management being present;

•	communicating to management, as appropriate, the results of private discussions among independent directors;

•	chairing the meetings of the Board when the Chairman is not present; and

•	responding directly to stockholder and other stakeholder questions and comments that are directed to the lead independent director or to the independent directors as a group.

The defined role of lead independent director at Gilead is closely aligned with the role of an independent Chairman. We believe that our current Board leadership structure provides effective oversight of management and strong leadership of the independent directors. As lead independent director, Mr. Denny regularly attends meetings of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee in a non-voting capacity. In addition, Mr. Denny conducts an annual self-assessment of the Board and committees of the Board to evaluate their effectiveness. Further, we believe there is a benefit to having

Dr. Martin serve as both Chairman and Chief Executive Officer. As the individual with primary responsibility for managing our day-to-day operations, he is best positioned to chair regular Board meetings and ensure that key business issues and risks are brought to our Board or Audit Committee’s attention.

Our Audit Committee reviews risks associated with our financial and accounting systems, accounting policies and investment strategies, in addition to regulatory compliance and other matters that have significant elements of risk associated with them. In addition, our Audit Committee regularly meets in executive session and in private sessions with Gilead’s independent registered public accounting firm, internal audit and the Chief Financial Officer to discuss, among other things, risks to Gilead’s business. As discussed in more detail under “Executive Compensation – Risk Assessment of Compensation Programs” beginning on page 53, our Compensation Committee evaluates Gilead’s compensation policies and practices for its employees to help ensure that these polices and practices do not incentivize employees to take risks that are reasonably likely to have a material adverse effect on Gilead. Our Nominating and Corporate Governance Committee reviews our management of risks in areas such as regulatory, clinical trials, manufacturing, product promotion and human resources and meets periodically with senior employees of Gilead responsible for managing risk in these areas. Each of the committees periodically reports to the Board of Directors on its risk oversight activities. We do not believe our Board’s leadership structure adversely affects the Board’s ability to evaluate and manage risk.

The Lead Independent Director Charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Executive Sessions

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only they are present. Mr. Denny, our lead independent director, presides over these executive sessions. Additionally, executive sessions may be convened by the lead independent director at his discretion and will be convened if requested by any other independent director.

Meetings of our Board of Directors; Attendance at Annual Meetings

Our Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Scientific Committee. All directors attended at least 75% of the aggregate of all meetings of our Board and of the committees on which they served during the year ended December 31, 2011. Current committee membership and the number of meetings of our full Board and committees held in 2011 are shown in the table below:

	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Scientific Committee
John F. Cogan	Member	Member			Member
Etienne F. Davignon	Member			Member
James M. Denny	Lead Independent Director	*	*	*	*
Carla A. Hills	Member			Member
Kevin E. Lofton	Member	Member	Member
John W. Madigan	Member	Member	Chair
John C. Martin	Chair
Gordon E. Moore	Member		Member
Nicholas G. Moore	Member	Chair	Member
Richard J. Whitley	Member			Member	Chair
Gayle E. Wilson	Member			Chair	Member
Per Wold-Olsen	Member				Member
Number of 2011 Meetings	11	9	6	4	3

*	Ex-officio, non-voting participant

Our Board expects our directors to attend our annual meetings of our stockholders. Eleven of the then-current twelve Board members attended our 2011 annual meeting of stockholders.

Committees of our Board of Directors

Audit Committee

Our Board has determined that all members of our Audit Committee are “independent directors” as defined in Rule 5605 of the NASDAQ Marketplace Rules. Our Board has determined that Mr. Nicholas Moore and Mr. Madigan are “audit committee financial experts,” as defined in applicable SEC rules.

Our Audit Committee oversees, on behalf of our Board, our corporate accounting, financial reporting process and systems of internal accounting and financial controls. For this purpose, our Audit Committee performs several functions. Among other things, our Audit Committee:

•	evaluates the performance, independence and qualifications of the independent registered public accounting firm;

•	determines the engagement of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews and approves the retention and compensation of the independent registered public accounting firm to perform any proposed audit and proposed permissible non-audit services;

•	reviews and approves, in advance, all related person transactions;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by SEC rules;

•	reviews with the independent registered public accounting firm the scope, adequacy and effectiveness of, and compliance with, our accounting and financial controls and systems of internal controls;

•	reviews the financial statements to be included in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q; and

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the results of their review of our quarterly financial statements.

Our Audit Committee is also responsible for establishing and maintaining procedures for receiving, reviewing and responding to complaints regarding accounting, internal accounting controls or auditing matters under the Complaint and Non-Retaliation Policy, which procedures are summarized on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

The Audit Committee Charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Compensation Committee

Our Board has determined that all members of our Compensation Committee are independent directors as defined in Rule 5605 of the NASDAQ Marketplace Rules. The members of our Compensation Committee are “outside directors” as determined under Section 162(m) of the Internal Revenue Code.

Our Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs. These duties include:

•	setting the compensation philosophy for executive officers, including the compensation objectives, target pay levels and the peer group for executive compensation and performance benchmarking;

•	evaluating the performance of Dr. Martin, our Chief Executive Officer, and reviewing and approving his compensation, subject to ratification by the independent directors of the Board, each year;

•	reviewing and approving the compensation arrangements for our other executive officers;

•

overseeing the administration of our compensation plans, including our 2004 Equity Incentive Plan, Employee Stock Purchase Plan, corporate bonus plan, deferred compensation program and our Internal Revenue Code Section 162(m) Executive Bonus Plan;

•	establishing the stock ownership guidelines applicable to executive officers; and

•	reviewing and discussing the “Compensation Discussion and Analysis” beginning on page 31.

Our Compensation Committee operates pursuant to a charter that outlines its specific authority, duties and responsibilities. On May 12, 2011, our Board amended the charter, which is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Our Compensation Committee has the authority to engage the services of its own outside advisors to assist it in determining the compensation of our executive officers. Our Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FWC”) as its independent compensation consultant. FWC’s role in the compensation process for the 2011 fiscal year included advice and recommendations on the following matters:

•	the executive compensation philosophy, program structure and selection of peer companies;

•	the compensation arrangement for Dr. Martin;

•	the compensation analyses and recommendations developed by management for the other executive officers; and

•	the compensation arrangements for our non-employee Board members.

FWC provides consulting services solely to our Compensation Committee and does not receive professional fees from us for any other services.

Nominating and Corporate Governance Committee

Our Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors as defined in Rule 5605 of the NASDAQ Marketplace Rules.

Our Nominating and Corporate Governance Committee performs several functions. Among other things, our Nominating and Corporate Governance Committee:

•	identifies, evaluates and recommends directors for consideration by our full Board;

•	establishes criteria for Board and committee membership;

•	reviews and recommends changes to our corporate governance policies and procedures; and

•	oversees Gilead’s management of non-financial or non-compensation policies-related risks.

In identifying potential director nominees, the Nominating and Corporate Governance Committee considers Board candidates through a variety of methods and sources. These include suggestions from current Board members, senior management, stockholders, professional search firms and other sources. Our Nominating and Corporate Governance Committee reviews all candidates in the same manner regardless of the source of the recommendation.

In evaluating candidates for membership on the Board, our Nominating and Corporate Governance Committee considers the candidate’s relevant experience, the number and nature of other board memberships held and possible conflicts of interest. In addition, our Nominating and Corporate Governance Committee will consider whether the candidate assists in achieving a mix of members that represents a diversity of backgrounds and experience, including with respect to age, gender, international background, race and specialized experience.

Each year, our Nominating and Corporate Governance Committee reviews its Board membership criteria and assesses the composition of the Board against the criteria.

Our Nominating and Corporate Governance Committee will also consider all factors it considers appropriate to meeting the needs of the Board at that particular time. According to the Board membership criteria established by our Nominating and Corporate Governance Committee, candidates nominated for election or reelection to the Board should possess the following qualifications:

•	highest standards of personal and professional integrity;

•	ability and judgment to serve the long-term interest of our stockholders;

•	experience and expertise relevant to our business and which will contribute to the overall effectiveness and diversity of the Board;

•	broad business and social perspective;

•	ability to communicate openly with other directors, to meaningfully and civilly participate in the Board’s decision making process;

•

commitment to serve on the Board for an extended period of time to ensure continuity and to develop knowledge about Gilead’s business, and willingness to devote appropriate time and effort to fulfilling the duties and responsibilities of a Board member;

•	independence from any particular constituency; and

•	ability and willingness to objectively appraise the performance of management.

It is the policy of our Nominating and Corporate Governance Committee to consider properly submitted stockholder recommendations of new director candidates. The Nominating and Corporate Governance Committee’s evaluation process for director nominees does not vary based on whether a candidate is recommended by a stockholder. Any stockholder recommendation must include the candidate’s name and qualifications for Board membership, the candidate’s age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and all other information that would be required to solicit a proxy under federal securities law. In addition, the recommendation must include the stockholder’s name, address and the number of shares beneficially owned. The recommendation should be sent to the Corporate Secretary, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. The recommendation must be delivered to the Corporate Secretary prior to the applicable deadline described under “Stockholder Proposals” above.

The Nominating and Corporate Governance Committee Charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” On January 20, 2011, our Board amended the charter, which is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Scientific Committee

Our Scientific Committee was formed in January 2004 to advise our Board regarding our research strategies, the scientific merit of technology or products involved in licensing and acquisition opportunities and emerging science and technology issues. The charter of our Scientific Committee is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Stockholder Communications with our Board of Directors

Stockholders may communicate with our Board by sending a letter to the Corporate Secretary, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. Our Corporate Secretary reviews all communications from stockholders, but may, in his sole discretion, disregard any communication that he believes is not:

•	related to our business;

•	within the scope of our responsibility;

•	credible; or

•	material or potentially material.

If deemed an appropriate communication, the Corporate Secretary will submit a stockholder communication to our lead independent director.

Code of Ethics

Our written Code of Ethics applies to all of our directors and employees, including our executive officers. The Code of Ethics is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” Changes to or waivers of the Code of Ethics will be disclosed on the same website. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, any provision of the Code of Ethics by disclosing such information on the same website.

Executive Officers

The names of our executive officers who are not also directors of Gilead and certain information about each of them as of March 20, 2012 are set forth below.

Gregg H. Alton, age 46, is our Executive Vice President, Corporate and Medical Affairs. Mr. Alton joined us in 1999, and served as General Counsel from 2000 to 2009, when he was appointed to his current position. In his current role, Mr. Alton is responsible for legal affairs, corporate compliance and quality, government affairs, medical affairs, public affairs and international access activities. Prior to joining Gilead, Mr. Alton was an attorney at the law firm of Cooley Godward, LLP, where he specialized in mergers and acquisitions, corporate partnerships and corporate finance transactions for healthcare and information technology companies. Mr. Alton is a member of the board of Oculus Innovative Sciences, Inc., BayBio, a San Francisco Bay Area life sciences industry organization, and the Boys and Girls Clubs of Oakland. Mr. Alton received a bachelor’s degree in legal studies from the University of California at Berkeley, and holds a JD from Stanford University.

Norbert W. Bischofberger, age 56, is our Executive Vice President, Research and Development and Chief Scientific Officer. Dr. Bischofberger joined us in 1990 and has served as Executive Vice President, Research and Development since 2000 and Chief Scientific Officer since 2007. Prior to joining us, Dr. Bischofberger was a Senior Scientist in Genentech, Inc.’s DNA Synthesis group from 1986 to 1990. He received his B.S. in Chemistry at the University of Innsbruck in Austria and his Ph.D. in Organic Chemistry at the Eidgenossische Technische Hochschule (ETH) in Zurich, Switzerland and performed postdoctoral work at Harvard University.

Kristen M. Metza, age 52, is our Senior Vice President, Human Resources. Ms. Metza joined us as Vice President, Human Resources in 2006 and was promoted to her current role in July 2007. Prior to joining Gilead, Ms. Metza was Senior Vice President of Human Resources for Abgenix and Vice President of Human Resources for Applied Biosystems and Quantum Corporation. Ms. Metza received a B.A. in history and business administration, and completed her graduate work in industrial relations and organizational psychology at the University of Minnesota, Carlson School of Management.

John F. Milligan, age 51, is our President and Chief Operating Officer Dr. Milligan joined Gilead in 1990 as a Research Scientist, and in 1996, he became Director of Project Management and Project Team Leader for Gilead’s collaboration with Hoffmann-La Roche Ltd on Tamiflu®. In 2002, Dr. Milligan was appointed Chief Financial Officer. He was promoted to Chief Operating Officer in 2007 and President in 2008. Dr. Milligan is a member of the board of Biotechnology Industry Organization (BIO), the largest biotechnology industry organization, and a trustee of Ohio Wesleyan University. Dr. Milligan received his B.A. in chemistry from Ohio Wesleyan University and his Ph.D. in biochemistry from the University of Illinois and was an American Cancer Society postdoctoral fellow at the University of California at San Francisco.

Robin L. Washington, age 49, is our Senior Vice President and Chief Financial Officer. Ms. Washington joined us in 2008. Prior to joining Gilead, Ms. Washington served as Chief Financial Officer of Hyperion

Solutions, an enterprise software company that was acquired by Oracle Corporation in March 2007. Ms. Washington also spent nearly 10 years at PeopleSoft, a provider of enterprise application software, most recently in the role of Senior Vice President and Corporate Controller. She previously was a Director of Finance for Tandem Computers, an Accounting Analyst for the Federal Reserve Bank of Chicago and a Senior Auditor for Deloitte & Touche. Ms. Washington holds a bachelor’s degree in business administration from the University of Michigan and an MBA from Pepperdine University. She currently serves on the board of directors of MIPS Technologies, Inc. and previously served on the board of directors of Tektronix, Inc.

Kevin Young CBE, age 54, is our Executive Vice President, Commercial Operations. Mr. Young joined us in 2004. Mr. Young is a 28-year veteran of the biopharmaceutical industry, with a career that spans a variety of therapeutic categories including cardiology, oncology, rheumatology, hepatitis and HIV/AIDS. He previously held positions at Amgen, Inc. and AstraZeneca Pharmaceuticals (formerly ICI Pharmaceuticals). During his 12 years at Amgen, Mr. Young held a number of positions in Europe and the United States, most recently as Head of the U.S. Inflammation Business Unit leading the re-launch of Enbrel® following the acquisition of Immunex Corporation. In 2011, Mr. Young was appointed Commander of The British Empire, one of Great Britain’s highest civilian honors, in recognition of his service to the healthcare and pharmaceutical industries. Mr. Young has undergraduate and graduate degrees in Sports Science and Exercise from Liverpool John Moores University and Nottingham University in England and has completed the Executive Program at the University of Michigan.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and has further directed that we submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Our Audit Committee has determined that the rendering of non-audit services by Ernst & Young LLP during the fiscal year ended December 31, 2011 was compatible with maintaining their independence. Ernst & Young LLP has audited our financial statements since our inception in 1987. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, our Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our stockholders and us.

Principal Accountant Fees and Services

The aggregate fees billed by Ernst & Young LLP for the years ended December 31, 2011 and 2010 for the professional services described below are as follows:

	2011	2010
Audit Fees(1)	$5,706,000	$4,455,000
Audit-Related Fees(2)	162,000	393,000
Tax Fees(3)	1,677,000	1,166,000
All Other Fees(4)	12,000	232,000

Total	$7,557,000	$6,246,000

(1)

Represents fees incurred for the integrated audit of our consolidated financial statements and of our internal control over financial reporting and review of the interim condensed consolidated financial statements, as well as fees incurred for audit services that are normally provided by Ernst & Young LLP in connection with other statutory or regulatory filings or engagements. During 2011, these fees also included accounting consultation services related to our acquisitions of Arresto Biosciences, Inc., Calistoga Pharmaceuticals, Inc. and Pharmasset, Inc. and the issuance of various tranches of our senior unsecured notes. During 2010, these fees also included accounting consultation services related to our acquisition of CGI Pharmaceuticals, Inc. and the issuance of our convertible senior notes due in 2014 and 2016.

(2)

Represents fees incurred for assurance and related services that are traditionally performed by Ernst & Young LLP, are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” During both 2011 and 2010, audit-related fees consisted of fees incurred in connection with specified procedures performed by Ernst & Young LLP in relation to user-defined reports. During 2010, audit-related fees also consisted of fees incurred primarily in connection with the implementation of our enterprise resource planning system.

(3)	Represents fees primarily incurred in connection with domestic and international tax compliance and tax consultation services.
(4)

For 2011, fees for other professional services were related to statutory reporting services for our United Kingdom subsidiary. During both 2011and 2010, fees for other professional services were also related to accessing Ernst & Young LLP’s online research database. For 2010, fees for other professional services were also related to the program overview performed on our enterprise resource planning system implementation.

All of the services described above were pre-approved by our Audit Committee.

Pre-Approval Policy and Procedures

Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and permissible non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. Under this policy, our Audit Committee must pre-approve all services to be provided by the independent registered public accounting firm, and the policy prohibits the engagement of the independent registered public accounting firm for certain specified services. The policy permits the engagement of the independent registered public accounting firm for services that are approved by our Audit Committee in defined categories such as audit services, audit-related services and tax services. The policy also permits engagement of the independent registered public accounting firm for other services approved by our Audit Committee if there is a persuasive business reason for using the independent registered public accounting firm over other providers. The policy provides that as a general rule of thumb, the fees for these other services should be below 25% of total audit fees. Pre-approval may be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated by our Audit Committee to a member of the Audit Committee. Our Audit Committee receives quarterly reports on the scope of services provided to date and planned to be provided by the independent registered public accounting firm in the future.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

Based upon a vote of stockholders at the 2011 Annual Meeting, following the Board’s recommendation for an annual advisory vote to approve the compensation of our named executive officers, Gilead is providing stockholders with an advisory vote on executive compensation. Although the vote is non-binding, our Board and Compensation Committee value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions affecting our executive officers.

In 2011, because of our strong leadership, our operational performance met or exceeded our 2011 objectives. We continued to capitalize on opportunities to enhance our business and position us for further future growth, including the entry into a definitive agreement to purchase Pharmasset, Inc., achievement of significant milestones relating to key clinical studies, the entry into several important licensing agreements and the strengthening of our research and development pipeline. We also achieved our key financial performance objectives, with our total revenues growing to $8.39 billion, compared to $7.95 billion in 2010 and product sales increasing 9.6% to $8.10 billion, compared to $7.39 billion in 2010. We believe the operational and financial achievements of our executive officers in 2011 and prior years positively contributed to our stock growth in 2011. Our one-year total shareholder return increased 12.9%, which is above the median of our industry peers. For specific 2011 corporate achievements, please see the 2011 business highlights under “Compensation Discussion and Analysis” beginning on page 31.

The core objective of our executive officer compensation program is to align pay and performance. The target total direct compensation opportunities of our Named Executive Officers reflect the long product development cycles in our business, with long-term equity compensation comprising an average of 74% of their target total direct compensation opportunities in 2011. The equity awards granted to our Named Executive Officers are intended to reward the achievement of long-term objectives aimed at creating and sustaining long-term stockholder value. At the same time, the cash compensation opportunities of our Named Executive Officers have been consistently below the median of our peers. In the case of our Chief Executive Officer, his bonus award is based entirely on the achievement of corporate performance goals. At the same time, we maintain overall levels of compensation that we believe are fair, reasonable and responsible.

Consistent with our pay-for-performance approach, our Compensation Committee took the following actions with respect to the 2011 compensation of the Named Executive Officers.

•

We increased our Named Executive Officers’ base salaries by 4% to 10%, including a 6% increase for our Chief Executive Officer. These increases were intended to reward the strong individual performance of each of our Named Executive Officers and to ensure a better balance in our cash versus equity compensation on a go-forward basis.

•

We maintained our Named Executive Officers’ target annual bonus opportunities at their 2010 levels, which were competitive with peers and reflected our desired compensation mix in light of the salary increases made during the year.

•

We granted our Named Executive Officers’ equity compensation in the form of service-based stock options and performance-based share awards. Both of these vehicles are aligned with the long-term interests of our stockholders because the value realized from these awards is dependent on Gilead’s performance with respect to total shareholder return. In determining the size of these equity awards, our Compensation Committee considered the practices of our peers as well as the proper mix of cash and equity compensation to ensure our equity awards incentivize long-term value creation and that they satisfy our retention objectives.

Please see the Executive Compensation and Corporate Performance section under “Compensation Discussion and Analysis” beginning on page 33.

Our Compensation Committee closely evaluates our company performance and compensation programs and will continue to take action to ensure that our compensation programs are aligned with our long-term performance and stockholder interests.

Resolution

Our stockholders are being asked to approve by advisory vote the following resolution relating to the compensation of the named executive officers in this proxy statement:

“RESOLVED, that Gilead’s stockholders hereby approve the compensation paid to Gilead’s executive officers named in the Summary Compensation Table of this proxy statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this proxy statement.”

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4

STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD TAKE STEPS TO PERMIT

STOCKHOLDER ACTION BY WRITTEN CONSENT

John Chevedden has submitted a stockholder proposal for consideration at the Annual Meeting. Mr. Chevedden’s address is 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. We have been notified that Mr. Chevedden has continuously held at least 75 shares of our common stock since November 16, 2009. If properly presented at the Annual Meeting, the Board unanimously recommends a vote “AGAINST” the following proposal. The affirmative vote of the holders of a majority of the stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the stockholder proposal. The resolution being submitted by Mr. Chevedden to the stockholders for approval is as follows:

Stockholder Supporting Statement

4 – Shareholder Action by Written Consent

RESOLVED, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law). This includes written consent regarding issues that our board is not in favor of.

This proposal topic won majority shareholder support at 13 major companies in 2010. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in place of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to more fully realize our company’s potential:

The Corporate Library, an independent investment research firm, rated our company “D” with “High Governance Risk,” and “High Concern” in executive pay—$42 million in total realized pay for our CEO John Martin. Our executives can be rewarded with additional pay by underperforming their industry peers. Long-term executive incentive pay consisted of time-vesting market-priced stock options without performance-vesting features.

Five directors were age 73 to 82 (succession planning concern) and four directors had 15 to 21 years tenure (independence decreases with long-tenure). Our Lead director, James Denny, was age 78. Directors age 73 to 82 occupied half of the seats on our most important board committees.

Carla Hills (who was 33% of our Nomination Committee) was a “Flagged (Problem) Director” due to significant shareholder value losses at Time Warner, Lucent and AIG during her director tenure. Director John Cogan (who was 33% of our Audit Committee) was a “Flagged (Problem) Director” for his Monaco Coach directorship leading up to its bankruptcy.

Directors Richard Whitley and Gordon Moore (who was 33% of our Audit Committee) received our highest negative votes. Returning to the topic of succession planning concern, Per Wold-Olsen, a relatively new director, was inside-related. One director had an attendance problem.

Please encourage our board to respond positively to this proposal to support improved corporate governance and financial performance: Shareholder Action by Written Consent—Yes on 4.

Position of Gilead’s Board of Directors

Gilead’s Board of Directors unanimously recommends a vote AGAINST this proposal

Our Board has considered this proposal and believes it is not in the best interests of Gilead or its stockholders.

Unlike meetings of stockholders, action by written consent would result in certain stockholders being denied the ability to vote or otherwise have a say on proposed stockholder actions. Action by written consent would enable a majority of our stockholders to take action on a proposal without the benefit of hearing the views, questions and arguments of other stockholders. Smaller stockholders, in particular, may be disenfranchised in a consent solicitation. In addition, action by written consent eliminates the need for notice to be given to stockholders about a proposed action, and therefore, certain stockholders may not be informed about the proposed action until after the action has already been taken. This would deny these stockholders the ability to determine whether to exercise their rights, such as by expressing their views, encouraging the Board to reconsider the matter and voting on the proposed action. The Board, therefore, believes that this proposal could adversely affect the conduct of stockholder business by resulting in certain stockholders taking action that otherwise would not have been taken if all of our stockholders were afforded the opportunity to discuss, debate and vote on the matter.

Our Board also believes that adoption of this proposal is unnecessary because Gilead is committed to high standards of corporate governance and has already taken a number of steps to achieve greater transparency and accountability to stockholders. Our Board continually reassesses our corporate governance practices to identify additional steps to further benefit our stockholders. In this regard, the Board recommended, and our stockholders approved, at the 2011 Annual Meeting of Stockholders, amendments to our Restated Certificate of Incorporation to eliminate all supermajority voting provisions and to permit stockholders holding a minimum of 20% of our outstanding shares of common stock to call a special meeting of stockholders. Further, our directors are elected annually by majority voting in uncontested elections. The Board believes that holding meetings whereby all stockholders may discuss the proposed actions and vote their shares is the best way for stockholders to take action. Not only do stockholder meetings provide stockholders with a much more meaningful way to participate in proposed actions, but it permits a more rigorous and careful consideration of proposed actions by both the Board and the stockholders.

THE BOARD RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

PROPOSAL 5

STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD TAKE STEPS TO REDEEM GILEAD’S POISON PILL UNLESS THE PLAN IS SUBJECT TO A STOCKHOLDER VOTE

James McRitchie has submitted a stockholder proposal for consideration at the Annual Meeting. Mr. McRitchie’s address is 9295 Yorkshop Court, Elk Grove, CA 95758. We have been notified that Mr. McRitchie has continuously held at least 100 shares of our common stock since August 24, 2010. If properly presented at the Annual Meeting, the Board unanimously recommends a vote “AGAINST” the following proposal. The affirmative vote of the holders of a majority of the stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the stockholder proposal. The resolution being submitted by Mr. McRitchie to the stockholders for approval is as follows:

Stockholder Supporting Statement

5 – Make Poison Pill Subject to Vote

Resolved, shareholders request that our Board adopt a rule to redeem any current or future Poison Pill (ironically called a rights plan by some) unless such plan or amendments to such plan are submitted to a shareholder vote, as a separate ballot item, within 12 months.

“Poison pills ... prevent shareholders, and the overall market, from exercising their right to discipline management by turning it out. They entrench the current management, even when it’s doing a poor job. They water down shareholders’ votes and deprive them of a meaningful voice in corporate affairs.” – “Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001

“That’s the key negative of poison pills – instead of protecting investors, they can also preserve the interests of management deadwood as well.” – Morningstar.com, Aug. 15, 2003

We have a poison pill that triggers at a low 15% threshold.

Please encourage our board to respond positively to this proposal to support improved corporate governance and financial performance: Make Poison Pill Subject to Vote—Yes on 5.

Position of Gilead’s Board of Directors

Gilead’s Board of Directors unanimously recommends a vote AGAINST this proposal.

Our Board has considered this proposal and believes it is not in the best interests of Gilead or its stockholders.

In 1999, the Board adopted the Amended and Restated Rights Agreement, dated October 21, 1999, as amended from time to time (the “Rights Plan”), after concluding that doing so was in the best interest of our stockholders. A substantial majority of Gilead’s directors meet the NASDAQ definition of “independent director.” Moreover, all of our directors have a duty of loyalty to Gilead and its stockholders. After consideration of the stockholder proposal set out above, our Board believes the Rights Plan remains an important protection against takeover bids or threats that do not fairly value Gilead.

The objective of the Board in adopting the Rights Plan was, and continues to be, the preservation and maximization of Gilead’s value for all stockholders. The Rights Plan is not intended to prevent an acquisition on terms that are fair and equitable to all stockholders. Rather, it is designed to encourage potential acquirers to negotiate directly with the Board and thereby foster takeover offers that are fair and in the best interests of all Gilead stockholders. The Board is in the best position to evaluate the adequacy of any potential offer, negotiate on behalf of all stockholders and seek a higher price if there is to be a sale of Gilead. The Rights Plan strengthens the ability of the Board to fulfill its fiduciary duties under Delaware law. Because the Board has the power to redeem the rights issued under the Rights Plan prior to the acquisition of a 15% stake and thereby remove the impediment to the completion of an acquisition of Gilead, a prospective acquirer seeking to persuade the Board to redeem the rights may propose a higher takeover price, an offer for all shares rather than a partial offer or better takeover terms than would be proposed if no Rights Plan were in place. The Rights Plan allows the Board to evaluate offers, investigate alternatives and take the necessary steps to maximize stockholder value. Without the protection of the Rights Plan, the Board would lose important bargaining power in negotiating the transaction with a potential acquirer or pursuing a potentially superior alternative.

Examples of takeover tactics that may harm stockholders include “creeping” acquisitions of our company’s stock in the open market, hostile tender offers made at less than a fair price, and partial and two-tiered tender offers that may discriminate against late-tendering stockholders. The Rights Plan gives our Board of Directors a powerful tool to discourage such tactics. It is not intended to prevent, and will not prevent, any takeover proposal that our board of directors determines to be in the best interests of our company and our stockholders.

Requiring stockholder approval of the Rights Plan could impede the Board’s ability to maximize stockholder value, particularly when time is of the essence and action must be taken quickly in response to an unfair takeover bid or threat. In responding to such an attempted takeover, particularly in the current economic environment, we believe that our stockholders are best served by our Board composed primarily of independent directors elected by the stockholders and having a fiduciary duty to those stockholders. Any limitation on the Board’s flexibility to adopt and maintain the Rights Plan could prevent it from appropriately responding to a takeover attempt, which could jeopardize our ability to negotiate most effectively, protect stockholders’ interests and maximize stockholder value for all Gilead stockholders.

THE BOARD RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2011:

Equity Compensation Plan Information

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Common Shares Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(2)
Equity compensation plans approved by security holders(3):
2004 Equity Incentive Plan	48,064,902	$36.2233	47,406,212
1991 Stock Option Plan(4)	9,381,860	12.8929	—
1995 Non-Employee Director’s Stock Option Plan(4)	135,000	$9.3927	—
Employee Stock Purchase Plan(5)	—	—	5,367,672
All plans approved by security holders	57,581,762	$32.3594	52,773,884
Equity compensation plans not approved by security holders	—	—	—
Total:	57,581,762	$32.3594	52,773,884

(1)	Does not take into account 7,227,896 phantom shares, restricted stock awards, restricted stock units and performance share units granted to directors and officers under our 2004 Equity Incentive Plan.
(2)	Includes approximately 5.37 million shares reserved for issuance under our Employee Stock Purchase Plan.
(3)

Does not include 544,344 shares of common stock issuable upon exercise of assumed options and vesting of restricted stock awards under the Corus Pharma, Inc. 2001 Stock Plan, CV Therapeutics, Inc. 1994 Equity Incentive Plan, CV Therapeutics, Inc. 2000 Equity Incentive Plan, CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan, CV Therapeutics, Inc. 2004 Employment Commencement Incentive Plan, CV Therapeutics, Inc. Non-Employee Directors’ Stock Option Plan and Arresto Biosciences, Inc. 2007 Equity Incentive Plan in connection with acquisitions. Options granted under such plans have a weighted-average exercise price of $42.9143.

(4)	We no longer grant equity awards under this plan although stock options remain outstanding under such plan.
(5)

Under our Employee Stock Purchase Plan, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of February 29, 2012 by: (1) each beneficial owner of more than five percent of our common stock known to us; (2) each director and nominee for director; (3) each of the individuals named in the Summary Compensation Table on page 55; and (4) all of our current executive officers and directors as a group.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares		Percent of Total
Blackrock, Inc.	44,838,059	(2)	5.9%
Capital Research Global Investors.	41,045,198	(3)	5.4%
Norbert Bischofberger	1,972,739	(4)	*
John F. Cogan	250,462	(5)	*
Etienne F. Davignon	607,996	(6)	*
James M. Denny	520,975	(7)	*
Carla A. Hills	172,534	(8)	*
Kevin E. Lofton	38,586	(9)	*
John W. Madigan	248,449	(10)	*
John C. Martin	8,278,240	(11)	1.1%
John F. Milligan	2,692,121	(12)	*
Gordon E. Moore	1,928,954	(13)	*
Nicholas G. Moore	208,353	(14)	*
Robin L. Washington	162,055	(15)	*
Richard J. Whitley	68,271	(16)	*
Gayle E. Wilson	232,536	(17)	*
Per Wold-Olsen	47,016	(18)	*
Kevin Young	1,101,796	(19)	*
All current executive officers and directors as a group (18 persons)	19,592,473	(20)	2.6%

*	Less than one percent of the outstanding shares of our common stock.
(1)

This table is based upon information supplied by our directors and officers and a Schedule 13G/A filed with the SEC by Blackrock, Inc. (“Blackrock”) and a Schedule 13G filed with the SEC by Capital Research Global Investors (“Capital Research”). Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 757,681,227 shares of common stock outstanding on February 29, 2012, adjusted as required by the rules promulgated by the SEC. Unless otherwise indicated, the address for each of the individuals and entities listed in this table is c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404.

(2)

Based solely on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2012 by Blackrock reporting sole power to vote or direct the vote over 44,838,059 shares and the sole power to dispose or to direct the disposition of 44,838,059 shares. The address of Blackrock is 40 East 52nd Street, New York, New York 10022.

(3)

Based solely on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2012 by Capital Research reporting sole power to vote or direct the vote over 41,045,198 shares and the sole power to dispose or to direct the disposition of 41,045,198 shares. The address of Capital Research is 333 South Hope Street, Los Angeles, California 90071.

(4)	Includes 903,567 shares subject to stock options exercisable within 60 days of February 29, 2012 and 4,719 shares held in trust by family members.
(5)	Includes 5,987 phantom shares 237,249 shares subject to stock options exercisable within 60 days of February 29, 2012.
(6)	Includes 7,605 shares subject to stock options exercisable within 60 days of February 29, 2012.

(7)	Includes 233,449 shares subject to stock options exercisable within 60 days of February 29, 2012 and 30,000 shares held in trust.
(8)	Includes 1,067 phantom shares and 161,499 shares subject to stock options exercisable within 60 days of February 29, 2012.
(9)	Includes 7,338 phantom shares and 25,069 shares subject to stock options exercisable within 60 days of February 29, 2012.
(10)	Includes 231,249 shares subject to stock options exercisable within 60 days of February 29, 2012 and 5,968 shares held in trust.
(11)	Includes 6,329,025 shares subject to stock options exercisable within 60 days of February 29, 2012.
(12)	Includes 2,359,680 shares subject to stock options exercisable within 60 days of February 29, 2012 and 111,755 shares held in trust.
(13)	Includes 411,249 shares subject to stock options exercisable within 60 days of February 29, 2012 and 811,839 shares held in trust.
(14)	Includes 10,628 phantom shares and 190,499 shares subject to stock options exercisable within 60 days of February 29, 2012.
(15)	Includes 151,375 shares subject to stock options exercisable within 60 days of February 29, 2012
(16)	Includes 3,046 phantom shares and 57,999 shares subject to stock options exercisable within 60 days of February 29, 2012.
(17)	Includes 7,311 phantom shares 117,999 shares subject to stock options exercisable within 60 days of February 29, 2012 and 100,000 shares held in trust.
(18)	Includes 20,919 shares subject to stock options exercisable within 60 days of February 29, 2012.
(19)	Includes 1,041,897 shares subject to stock options exercisable within 60 days of February 29, 2012.
(20)

Includes 35,377 phantom shares and an aggregate of 13,485,597 shares subject to stock options exercisable by directors and current executive officers within 60 days of February 29, 2012. See notes (4) through (19) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to provide to us copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2011, our executive officers, directors and greater than ten percent stockholders complied with all Section 16(a) filing requirements applicable to these executive officers, directors and greater than ten percent stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Mr. John Madigan (Chairman), Mr. Kevin Lofton, Dr. Gordon Moore and Mr. Nicholas Moore. None of the members of our Compensation Committee during 2011 is currently or has been, at any time since our formation, one of our officers or employees. During 2011, no executive officer served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee. None of the members of our Compensation Committee during 2011 currently has or has had any relationship or transaction with a related person requiring disclosure pursuant to Item 404 of Regulation S-K.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for:

•	John C. Martin, our Chief Executive Officer and the Chairman of our Board of Directors (our “CEO”);

•	John F. Milligan, our President and Chief Operating Officer;

•	Norbert W. Bischofberger, our Executive Vice President, Research and Development and Chief Scientific Officer;

•	Kevin Young, our Executive Vice President, Commercial Operations; and

•	Robin L. Washington, our Senior Vice President and Chief Financial Officer.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as the “Named Executive Officers.”

We also provide an overview of our executive compensation program, the overall objectives of the program and an analysis of each component of compensation that we provide. In addition, we explain how and why the Compensation Committee of our Board of Directors (our “Compensation Committee”) arrived at the specific compensation policies and decisions involving the Named Executive Officers during 2011.

Executive Summary

Business Overview

We are a global biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Our mission is to advance the care of patients suffering from life-threatening diseases worldwide. Currently, we have 14 marketed products. Our primary areas of focus include therapeutic medicines for treating HIV/AIDS, liver disease and serious cardiovascular/metabolic and respiratory conditions. Given the nature of our industry, we simultaneously concentrate on growing our existing marketed products and engage in wide-ranging research and development activities to identify and develop innovative medicines in our therapeutic areas of focus. For more information about our business, see our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2012.

2011 Business Highlights

While 2011 produced another year of uncertainty and challenges in the global economy, because of our strong leadership, we were able to successfully execute on our most critical business objectives, as reflected in operational performance that met or exceeded our 2011 goals. We continued to capitalize on opportunities to enhance our business and position us for further future growth, including the entry into a definitive agreement to purchase Pharmasset, Inc., achievement of significant milestones relating to key clinical studies, the entry into several important licensing agreements and the strengthening of our research and development pipeline.

We believe that the key to creating sustainable long-term value for our stockholders depends, not only on strong financial performance in the near-term, but also on our ability to identify and develop best-in-class drugs that will address unmet medical needs. Thus, we believe that the following operational accomplishments during 2011 and recent years position us for future success that will be reflected in our longer-term total shareholder return:

•

received marketing approval for and began launching Complera®/Eviplera®, our second single tablet regimen (“STR”) for the treatment of HIV in the United States, Canada and certain countries of the European Union;

•

submitted a new drug application (“NDA”) for our “Quad” single tablet regimen of elvitegravir, cobicistat, emtricitabine and tenofovir disoproxil fumarate for the treatment of HIV six weeks after the Phase 3 studies concluded;

•	obtained the U.S. Food and Drug Administration’s agreement for a revision of the Letairis® label, which subsequently changed the sales trajectory for the product;

•	progressed GS-7340, an investigational nucleotide reverse transcriptase inhibitor, and completed collaborative agreements in the HIV field which set the stage for a third generation of STRs;

•	accelerated our timeline to develop the first all-oral regimen for the treatment of hepatitis C virus (“HCV”) as a result of the Pharmasset, Inc. acquisition; and

•

completed the Arresto Biosciences, Inc. and Calistoga Pharmaceuticals, Inc. acquisitions and acquired the Oceanside, California facility for biologics manufacturing to support advancing clinical studies in oncology.

We also achieved our key financial performance objectives, with our total revenues growing to $8.39 billion, compared to $7.95 billion in 2010 and product sales increasing 9.6% to $8.10 billion, compared to $7.39 billion in 2010. In addition to the record sales generated by our antiviral business, products from our other therapeutic areas surpassed $1 billion in annual revenue.

We believe the operational and financial achievements of our executive officers in 2011 and prior years positively contributed to our stock growth in 2011. Our one-year total shareholder return increased 12.9%, which is above the median of our industry peers.

(1)	Fiscal year 2010 stock price reflects closing stock price on December 31, 2010; fiscal year 2011 stock price reflects closing stock price on December 30, 2011.

Executive Compensation and Corporate Performance

The target total direct compensation opportunities of our Named Executive Officers reflect the long product development cycles in our business, with long-term equity compensation comprising an average of 74% of their target total direct compensation opportunities in 2011. The equity awards granted to our Named Executive Officers are intended to reward the achievement of long-term objectives aimed at creating and sustaining long-term stockholder value. At the same time, the cash compensation opportunities of our Named Executive Officers have been consistently below the median of our peers. The result is that when our total shareholder return lags behind industry peers, as it did in 2009 and 2010, the actual pay realized by our Named Executive Officers is correspondingly lower.

Our overall total shareholder return performance trailed our industry peers during 2009 and 2010 primarily due to concerns about our product pipeline in light of anticipated patent expirations and uncertainty surrounding the impact of U.S. healthcare reform and government reimbursement policies. This directly diminished the amount of compensation realized by our Named Executive Officers consistent with our Compensation Committee’s pay-for-performance compensation philosophy.

In the case of the performance share awards granted in 2009, the number of shares of common stock earned for the three-year performance period ending December 31, 2011, was only 75% of the target award values. In the case of stock options, as of December 31, 2011, all of the stock options granted to our Named Executive Officers since 2008 had exercise prices greater than the market price of our common stock and thus, have provided them no realized compensation value. Despite the improvement in our one-year total shareholder return, we expect the potential payout for the performance share awards granted in 2010 (and to be paid out in 2013) also will be below the target award values based on our total shareholder return relative to our peers as 2010 is also included in the three-year performance period.

Based on this design approach, our Compensation Committee is satisfied with the alignment of our Named Executive Officers’ realizable compensation with our financial performance. The Compensation Committee believes that realizable pay – rather than awarded pay – is the most relevant measure of pay-for-performance alignment as it demonstrates the value actually earned by the executive in direct correlation to our financial performance.

The following graph provides an illustration of this alignment for our CEO over the three-year period from 2009 through 2011.

(1)

Target compensation includes actual cash compensation, stock options granted based on the grant-date fair market value and performance shares awards granted based on the grant-date fair market value. Performance share awards grant-date fair market value is based on the probable attainment of the performance objectives in accordance with FASB ASC Topic 718.

(2)

Realizable compensation includes actual cash compensation, the intrinsic value of the stock options granted based on the closing price of our stock on December 31, 2011, of $40.93 and performance share awards based on the closing stock price on December 31, 2011, of $40.93 and the current performance tracking on the three-year performance shares from grant date to end of 2011.

2011 Executive Compensation Highlights

Consistent with our pay-for-performance philosophy, our Compensation Committee took the following actions with respect to the 2011 compensation of our Named Executive Officers.

•

Base Salary. We increased the base salaries of our Named Executive Officers by 4% to 10%, including a 6% increase for our CEO. These increases were intended to reward the strong individual performance of each of our Named Executive Officers and to ensure a better balance in our cash versus equity compensation on a go-forward basis.

•

Annual Bonus. We maintained the target annual bonus opportunities of our Named Executive Officers at their 2010 levels, which were competitive with peers and reflected our desired compensation mix in light of the base salary increases made during the year. The actual annual bonus for 2011 were earned at 150% of the target bonus opportunity for our CEO and at 149% of target for each of the remaining Named Executive Officers. These amounts reflected our successful performance against the financial and non-financial corporate objectives established under our annual bonus plan, as well as the individual performance of each Named Executive Officer (other than our CEO, whose bonus was based solely on company performance).

•

Equity Awards. We granted our Named Executive Officers equity awards in the form of service-based stock options and performance-based share awards. Both of these vehicles are aligned with the long-term interests of our stockholders because the value realized from these awards is dependent on Gilead’s performance with respect to total shareholder return. In determining the size of these equity awards, our Compensation Committee considered the practices of our peers as well as the proper mix of cash and equity compensation to ensure our equity awards incentivize long-term value creation and that they satisfy our retention objectives.

Consideration of 2011 “Say on Pay” Vote

We have a long-standing practice of engaging in dialogue with our major stockholders about various corporate governance topics of interest to them. The insights we have gained from these discussions over the years have been helpful to our Compensation Committee as it considers and approves the compensation policies and practices affecting our executive officers, including the Named Executive Officers.

In advance of our 2011 Annual Meeting of Stockholders, we sought feedback from our stockholders about our 2010 compensation policies and practices. Most of the stockholders we met with did not have specific concerns with respect to our executive compensation program or executive compensation policies or practices. At our the annual meeting, our stockholders approved the compensation of our Named Executive Officers with approximately 76% of the votes cast in favor of the stockholder advisory vote on executive compensation.

Following our 2011 Annual Meeting of Stockholders, our Compensation Committee reviewed the results of the stockholder advisory vote and expressed concern with the level of opposition to the proposal. While our Compensation Committee did not change our executive compensation program based on its strong belief that our compensation policies and practices are effective in ensuring that we only pay for performance over the long-term, which is directly aligned with delivering sustained corporate growth, our Compensation Committee requested that management enhance the disclosure about our executive compensation program to better explain its objectives and operation.

Opportunity for Stockholder Feedback

Our Compensation Committee carefully considers feedback from our stockholders regarding our executive compensation program. Stockholders may express their views directly to our Compensation Committee as described under the heading “Stockholder Communications with Our Board of Directors” beginning on page 16.

Executive Compensation Program Overview

Our executive compensation program is designed around six fundamental principles:

•

Pay-for-Performance. Include a substantial portion of performance-based compensation to ensure that the compensation earned by our executive officers is directly and demonstrably linked to Gilead’s performance.

•	Market Competitiveness. Offer market competitive compensation opportunities that attract and retain executive officers capable of meeting our business objectives.

•

Balance Short- and Long-Term Perspective. Ensure that our executive officers are focused on strategic financial and non-financial objectives and the achievement of both short-term and long-term performance objectives essential to our growth and success.

•

Stockholder Alignment. Align the interests of our executive officers and stockholders in sustaining long-term value creation through the use of equity incentives and executive stock ownership guidelines.

•	Cost-Effectiveness. Balance the need for competitive compensation against our objective of providing reasonable and responsible pay arrangements.

•	Egalitarian Approach. Maintain an egalitarian culture with respect to compensation so that all employees are generally eligible to participate in the same programs as our executive officers.

The base salary and annual bonus components of our executive officers’ compensation arrangements primarily relate to our compensation objective of providing competitive compensation that will attract, retain and motivate talented executives. The goals under our annual bonus plan are designed to reward the achievement of short-term company and individual objectives and also to drive longer-term company performance and growth.

Our equity compensation comprises both performance share awards and stock options. Both of these vehicles are performance-oriented, as our executive officers realize no pay delivery from their awards unless Gilead performs. Performance share awards require not only stock price performance, but also revenue growth, and both are measured relative to our peers. Stock options are granted at the market price of our common stock on the date of grant and, therefore, require our stock to appreciate in value before our executive officers realize any benefit from their awards.

Performance-based compensation, particularly long-term equity incentive awards, has historically represented the largest component of our total direct compensation opportunities for executives. Over the past three years, the actual compensation mix for the Named Executive Officers has been awarded in the form of approximately 14% base salary, 12% annual bonus and 74% equity compensation (based on grant-date fair value).

We believe this mix is appropriate because the Named Executive Officers should focus efforts on long-term corporate results. By aligning the majority of their compensation with Gilead’s performance, the Named Executive Officers realize less value from this pay component when we do not perform well and more value from this pay component when we perform well.

Competitive Positioning

We generally target the total compensation of our employees, including our executive officers, at approximately the 50th percentile of our industry peer group. Our 2011 fiscal year total direct compensation of our Named Executive Officers was at a range between the 50th and 77th proxy rank percentiles, although with respect to Dr. Milligan, his total direct compensation was higher than this range in light of his specific role and criticality to our business and in order to maintain a competitive market position. In general, it has been our historical practice to target total cash compensation below the market 50th percentile and long-term equity compensation grant values above the 50th percentile of the peer group. In the case of the Named Executive Officers, the compensation for each of the principal components of their 2011 compensation arrangements was as follows:

Named Executive Officer	Base Salary (Percentile)	Target Total Cash (Percentile)	Equity Awards Grant-Date Value (Percentile)	Total Direct Compensation (Percentile)
John C. Martin	36th	19th	71st	59th

John F. Milligan	35th	38th	92nd	98th

Norbert W. Bischofberger	36th	24th	77th	59th

Kevin Young	45th	35th	84th	77th

Robin L. Washington	33rd	32nd	71st	56th

Average Percentile	42nd	33rd	81st	67th

This approach allows us the flexibility to adjust short-term cash bonus and long-term equity compensation opportunities without targeting a specific market percentile for either of these two pay components. Our Compensation Committee has historically approved compensation levels for our executive officers above and below the 50th percentile target based on individual performance and experience as well as Gilead’s performance relative to internal objectives and performance relative to its peer group to ensure appropriate pay-for-performance alignment.

Ongoing Compensation Policies and Practices

We endeavor to maintain good governance standards pertaining to the oversight of our executive compensation policies and practices. The following policies and practices were in effect during 2011:

•	Our Compensation Committee is composed solely of independent directors who maintain an awareness of our stockholders’ views on executive compensation.

•	Our Compensation Committee’s independent advisor, Frederic W. Cook & Co., Inc. (“FWC”), is retained directly by the committee and performs no other consulting or other services for us.

•

Our Compensation Committee annually reviews and approves our compensation strategy, including an annual assessment to determine if our compensation programs have potential risks that are reasonably likely to have a material adverse effect on Gilead.

•

We maintain stock ownership guidelines for our executive officers, which require each executive officer to maintain a stock ownership level equal to a specified multiple of salary, and an insider trading policy that precludes any hedging transactions in our common stock. As of December 31, 2011, all of our Named Executive Officers were in compliance with their respective stock ownership guidelines.

•

We maintain a compensation recovery (i.e., “claw back”) policy under which our Board of Directors has the authority to recoup any bonus, other cash, or equity compensation that was based upon the achievement of financial results that are subsequently restated, from any executive officer or other covered individual whose misconduct contributed to an obligation to file a financial restatement.

•

Our Compensation Committee approves regular long-term equity awards to our executive officers at its January committee meeting each year. The date of this meeting is set approximately one year in advance. For administrative efficiency, our Board of Directors has delegated authority to our CEO to approve equity awards for employees below the level of Vice President. Awards must be made in accordance with established guidelines for each grade level and are subject to an annual equity pool approved by our Board of Directors.

Compensation-Setting Process

Role of Our Compensation Committee

Our Compensation Committee is responsible for overseeing the development and administration of our executive compensation program. Among its duties, our Compensation Committee is responsible for approving all of the compensation decisions for our executive officers and for formulating and approving the compensation of our CEO. Our CEO’s compensation is subject to ratification by the independent members of our Board of Directors. Our Compensation Committee is also responsible for the:

•	review and approval of Gilead’s performance objectives relevant to compensation;

•	evaluation of each executive officer’s contribution to this performance in light of the relevant objectives; and

•	evaluation of the competitiveness of each executive officer’s total compensation arrangement.

Our Compensation Committee is supported in its work by our Human Resources Department and an independent executive compensation consultant, as described below.

Role of Chief Executive Officer

Our CEO, with input from Dr. Milligan with respect to his direct reports, makes compensation recommendations to our Compensation Committee for the other Named Executive Officers. In formulating his recommendations, our CEO obtains internal base salary data and external compensation data from our Human Resources Department, which has engaged Compensia Inc., a national compensation consulting firm (“Compensia”), to provide comparable market data, including tally sheets, financial performance reports, market compensation reviews and other analyses to aid our CEO in developing his recommendations. During 2011, Compensia served solely as a consultant to management in the compensation decision-making process.

Our Compensation Committee places considerable weight on our CEO’s compensation recommendations because of his direct knowledge of each Named Executive Officer’s performance and contributions to Gilead’s performance.

Role of Compensation Consultant

Our Compensation Committee has retained FWC, a national compensation consulting firm, as its independent compensation consultant. FWC reports directly to our Compensation Committee, and may be replaced by the committee at any time. A representative of FWC attends meetings of our Compensation Committee, as requested.

FWC provides various executive compensation services to our Compensation Committee, including advising the committee on the principal aspects of our CEO compensation and evolving industry practices, and providing market information and analyses regarding the competitiveness of our program design for both executives and non-employee directors. During 2011, FWC served solely as a consultant to our Compensation Committee and did not provide any services to management.

Use of Market Data

The peer group we used in 2011 to assess the competitiveness of our executive compensation consisted of 12 biopharmaceutical and pharmaceutical companies headquartered in the United States that were most similar to us in terms of business strategy, labor market competition, market capitalization, revenue and number of employees. These companies were identified based on objective selection criteria and include:

Abbott Laboratories, Inc.	Eli Lilly Company
Allergan, Inc.	Forest Laboratories
Amgen, Inc.	Genzyme
Biogen-Idec, Inc.	Johnson & Johnson
Bristol-Myers Squibb Company	King Pharmaceuticals
Celgene Corporation Cephalon, Inc.	Merck & Co., Inc. Pfizer, Inc.

The peer companies(1) have the following profile (based on information available as of February 17, 2012):

	Gilead Sciences, Inc.	Peer Group
2011 Revenue	$8.39 billion	Range:	$4.6 billion – $67.4 billion
		Median:	$21.2 billion
2011 Market Capitalization	$30.83 billion	Range:	$8.0 billion – $179.2 billion
		Median:	$50.8 billion
2011 Employee Population	4,400	Range:	4,182 – 114,000
		Median:	27,000

(1)	Peer company profile data does not include Cephalon, Genzyme or King Pharmaceuticals due to acquistions.

Our peer group includes companies we believe are most similar to us in terms of business complexity and product life-cycle. We include companies that fall within a defined range of market cap and revenue. This range is broad enough to ensure we can maintain a sufficient number of peers. This is especially important as the industry experiences a number of mergers and acquisitions each year, thereby narrowing the number of relevant peer choices.

We review our peer group annually and make adjustments as necessary to ensure the comparator companies properly reflect the market in which we compete for executive talent. To further validate the competitiveness of our executive compensation program, we review the executive pay practices of similarly situated companies as reported in industry surveys and reports.

Use of Tally Sheets

Our Compensation Committee annually reviews tally sheets, which it uses along with peer group analyses and financial performance comparisons, in its evaluation of the total compensation provided to each Named Executive Officer. These tally sheets affix dollar amounts to each compensation component including current cash compensation (base salary and bonus), outstanding vested and unvested equity awards, employee benefits, perquisites and potential severance. Our Compensation Committee also uses these tally sheets to assess the impact that potential changes to an individual component of a Named Executive Officer’s compensation will have on his or her total compensation.

Compensation-Related Risk

We have reviewed the various policies and practices that govern our executive compensation program to determine whether they encourage excessive risk-taking that could create a material risk to Gilead. Based on this review, our Compensation Committee concluded it was not reasonably likely that any of the policies and practices with respect to the compensation of our employees would have a material adverse effect on Gilead. For further information on our risk assessment process, see “Risk Assessment of Compensation Programs” beginning on page 53.

Executive Compensation Components

The principal components of our executive compensation program for 2011 and the principal objectives each component is designed to meet were as follows:

Base Salary

Base salary is the primary fixed-compensation component in our executive compensation program and supports our compensation objective of providing competitive compensation that will attract and retain talented executive officers.

Our Compensation Committee believes that base salary and increases to base salary should reflect the responsibilities of the position, the individual’s performance for the preceding year and his or her experience and pay level relative to similar positions within Gilead and the external competitive market. Each year, we develop a “merit budget,” which is our overall budget for base salary increases throughout Gilead. This budget includes recommended guidelines for increases based on each individual’s performance against his or her prior year’s goals and objectives and the individual’s compensation compared to similar positions both within and outside Gilead. These guidelines are used for employees at all levels. Executive officer base salary increases are effective on February 1 of each year, which is the same effective date for the rest of our employees.

In January 2011, our CEO presented his recommendations for base salary increases for the Named Executive Officers (other than himself) to our Compensation Committee for consideration and approval, as follows:

Named Executive Officer	2011 Base Salary	Percentage Base Salary Increase
John F. Milligan	$905,000	4.0%
Norbert W. Bischofberger	$760,000	6.3%
Kevin Young	$715,000	6.7%
Robin L. Washington	$620,000	10.3%

Based on our CEO’s performance evaluation for these four individuals and their contributions to our strong company performance overall, our Compensation Committee approved these recommendations. In approving the recommendations, our Compensation Committee considered the 2010 corporate and individual achievements of the Named Executive Officers, the expectations for their roles moving forward as well as their competitive market positioning. Specifically in the case of our CFO, the Compensation Committee considered her below market-median position and the expanded role she would assume during 2011. Based on their assessment, our Compensation Committee felt that a larger increase was necessary and justified in light of her performance and criticality to Gilead’s future success.

Our Compensation Committee reviews and approves our CEO’s base salary, subject to ratification by the independent members of our Board of Directors. For 2011, our Compensation Committee approved an approximate 6% increase to our CEO’s base salary from $1,350,000 to $1,430,000. Subsequently, the independent members of the Board of Directors ratified this increase. This increase reflected the positive view held by both our Compensation Committee and our Board of Directors of our CEO’s overall performance, Gilead’s long-term performance relative to our peer group and his leadership and direction in our achievement of key business initiatives and financial objectives.

Annual Bonuses

Our annual bonus plan is designed to reward the achievement of key short-term corporate and individual performance objectives that ultimately drive long-term corporate achievement. The plan is designed so bonuses paid to the Named Executive Officers should qualify as “performance-based compensation” that is exempt from the $1 million deduction limit imposed under Section 162(m) of the Internal Revenue Code. Accordingly, no bonuses were payable to our executive officers for 2011 unless our non-GAAP operating income for that year was at least $3.3 billion, regardless of the achievement of other financial and non-financial objectives established for that year. For 2011, our non-GAAP operating income, which excludes the impact of acquisition-related, restructuring and stock-based compensation expenses, was $4.13 billion.

Target Bonus Opportunities

The 2011 target bonus opportunities for the Named Executive Officers were established as percentages of their base salaries and were set below the 50th percentile for comparable positions at the companies in our peer group. The actual amount a Named Executive Officer could earn ranged from 0% to 150% of the target amount, based on actual achievement of the relevant performance objectives. The 2011 target bonus opportunities for the Named Executive Officers were as follows:

Named Executive Officer	2011 Bonus Opportunity (as a percentage of base salary) (Threshold)	2011 Bonus Opportunity (as a percentage of base salary) (Target)	2011 Bonus Opportunity (as a percentage of base salary) (Maximum)
John C. Martin	65%	130%	195%
John F. Milligan	45%	90%	135%
Norbert W. Bischofberger	35%	70%	105%
Kevin Young	35%	70%	105%
Robin L. Washington	30%	60%	90%

The target bonus opportunities for the Named Executive Officers (other than our CEO) were contingent on Gilead’s achievement of financial and non-financial performance objectives (75%) and the executive officer’s achievement of his or her individual performance objectives (25%). The target bonus opportunity for our CEO was based entirely on Gilead’s achievement of financial and non-financial performance objectives.

Corporate Performance Objectives

Our Compensation Committee approves the corporate performance objectives for our annual bonus plan each year. The 2011 objectives spanned the following categories:

•	financial achievement;

•	product development (research and development);

•	corporate development and alliance management;

•	corporate and medical affairs;

•	administration; and

•	operations.

Our Compensation Committee varies the weighting of each category depending on the importance for a particular year. Within each category, our Compensation Committee considers our performance against the objectives established for that category, the degree of difficulty in achieving the objectives and relevant events and circumstances that affected our performance. Based on these assessments, our Compensation Committee has the discretion to assign a company performance factor between 0 and 1.5 for each category, and thereby establish an overall company performance factor for the year. It is important to note three additional features of our annual bonus plan:

•

Although our Compensation Committee evaluates our performance based on the achievement of specific objectives established for each category, the achievement of an objective does not require that the committee assign any particular performance factor for that category or award any particular bonus amount based on the level at which the objective or objectives within that category are actually achieved. The final overall company performance factor established by our Compensation Committee is based on its assessment of our overall performance for the year. The specific performance objectives within the various categories serve only as the framework for making that overall assessment.

•	If our Compensation Committee determines that the overall company performance factor for the year was less than 0.5, then no bonus is payable for that year.

•

Our Compensation Committee has the discretion to add or subtract an additional 10% to recognize unplanned achievements or misses, provided that the total amount payable may not exceed the maximum bonus opportunity for the year.

The performance categories for 2011, the relative weighting of each category and our Compensation Committee’s assessment of our performance in each category were as follows:

Company Performance Category		2011 Weighting (A)	2011 Performance Factor (B)	Contribution to Overall Company Performance Factor (A x B)
Financial	Financial performance and commercial growth	30%	135%	.405
Product Development	Research and development	30%	150%	.45
Corporate Development and Alliance Management	Corporate development	10%	150%	.15
Corporate and Medical Affairs	Corporate, government and medical affairs	10%	145%	.145
Administration	Finance, legal, human resources and facilities	10%	140%	.14
Operations	Manufacturing	10%	135%	.135
Target Bonus Amount		100%		1.425
Unplanned Activities		10%		.075
Overall Company Performance Factor				1.5

Based on these assessments, the overall company performance factor for 2011 was 150%, as reflected above.

The Compensation Committee considers our performance in each of the categories listed above and believes that the achievement in each of the categories is reflective of the leadership, and therefore the performance, of our CEO. In assessing Dr. Martin’s and the overall corporate performance, the Compensation Committee considered that under Dr. Martin’s leadership in 2011, the company achieved the following:

•

Financial and commercial growth: In determining whether we met our financial objectives, our Compensation Committee considered our performance against a range of expected results for net product revenues and total expenses. These measures were selected because we believe their achievement on an annual basis will support our longer-term shareholder value growth. For 2011, we achieved the upper end of our product sales guidance(1) of $8.0 billion to $8.1 billion. In 2011, our product sales were $8.10 billion which represented a 10% increase over 2010. We continued to see strong growth in demand for our products during 2011 both in the United States and Europe and expanded our market share in key franchises, despite the continued impact of healthcare reform legislation in the United States, the full year effect of mandatory price reductions imposed by certain European countries in 2010 and foreign currency exchange fluctuations. Our non-GAAP operating expenses(2) for 2011 were $2.21 billion in the aggregate, slightly exceeding the top of the targeted range as a result of increased clinical activities and expenses associated with acquisitions and collaborations, as well as a milestone payment associated with the accelerated marketing applications submitted for our Quad single tablet regimen in the United States and Europe. In addition, over the course of 2011, we repurchased approximately 59.9 million shares or 7 percent of our common stock through our two Board-authorized share repurchase programs.

•

Product development: We exceeded our research and development goals, with data from studies across all of our therapeutic areas presented or published and several Phase 4 programs initiated. Also, significant progress was made with our preclinical and/or clinical evaluation of multiple product candidates. In the HIV area, we completed the Phase 3 clinical studies of the Quad and submitted marketing applications in both the United States and European Union for the product candidate; completed Phase 3 studies of elvitegravir, our integrase inhibitor, and cobicistat, our boosting agent; initiated Phase 2 clinical studies for GS-7340; submitted a supplemental NDA for Truvada® for pre-exposure prophylaxis; and completed enrollment in Phase 4 switch studies to further support the Complera/Eviplera launch. In the liver disease area, we initiated multiple Phase 2 clinical studies including our first all-oral antiviral combination studies in HCV and enrolled more than 1,400 patients across these various programs. In the respiratory area, we initiated a Phase 3 program evaluating aztreonam for inhalation solution for the treatment of bronchiectasis. In the cardiopulmonary area, we initiated multiple clinical studies evaluating the use of ranolazine in the treatment of Type 2 diabetes as well as for the treatment of incomplete revascularization post-percutaneous coronary intervention. And in the oncology area, we initiated Phase 2 studies of GS-6624 in colorectal and pancreatic cancer, as well as in myelofibrosis.

•

Corporate development and alliance management: We far exceeded all corporate development objectives, evaluating multiple potential opportunities both within and outside areas of Gilead’s core competencies. We acquired Pharmasset, Inc. bringing GS-7977 to our HCV portfolio. GS-7977 is a molecule that is the most potent and advanced nucleotide analogue in clinical development. We also completed the acquisitions of Arresto, Calistoga and the Oceanside, California, biologics manufacturing facility to support advancing clinical studies in oncology. We also entered into multiple licensing agreements with Bristol-Myers Squibb for a fixed-dose combination containing atazanavir and Gilead’s cobicistat; Tibotec for a STR combining darunavir with Gilead’s emtricitabine; GS-7340; and cobicistat; Boehringer Ingelheim for its novel non-catalytic site integrase inhibitors for HIV including the lead compound BI 224436; and GlobeImmune for therapeutic vaccine products for use in conjunction with Viread® and other oral therapies for the treatment of chronic hepatitis B.

•

Corporate and medical affairs: We exceeded all medical affairs objectives, including: continuing to work with government authorities, industry organizations, policy institutes and opinion leaders to foster positive healthcare policy outcomes and improving the efficiency of developing world supply chains as well as continuing to provide support for all commercialized products and pipeline activities. We also surpassed two million HIV patients on tenofovir in the developing world.

•

Product Manufacturing and Operations: We established biologics development and manufacturing capabilities. We completed regulatory inspections relating to the Complera/Eviplera marketing applications with favorable outcomes at multiple contract manufacturing sites. We expedited the completion of the chemistry, manufacturing and control processes for Quad, which involved a complex level of development, innovation, manufacturing and testing for the incorporation of four active ingredients in a single pill. And we prepared technology transfer dossiers for cobicistat, emtricitabine and Complera/Eviplera to enable registration in countries part of Gilead’s Access Program and to support generic manufacturing cost reduction and registration.

(1)	Based on net product sales guidance provided and/or updated in January, April, July and October 2011.
(2)	Non-GAAP expenses exclude the impact of acquisition-related, restructuring and stock-based compensation expenses.

Individual Performance Objectives

Our Compensation Committee also considered the individual contributions of the Named Executive Officers (other than our CEO whose performance is based entirely on Gilead’s achievement of financial and non-financial performance objectives) to the achievement of the research, development, commercial or operational objectives that supported our corporate objectives. We believe that the achievement of these objectives enhanced our financial performance and contributed to the creation of long-term stockholder value. Our CEO informed our Compensation Committee that each of the other Named Executive Officers had exceeded his or her individual objectives. The personal achievements considered by our CEO and our Compensation Committee were as follows:

Executive Officer	2011 Individual Performance Objectives	Select 2011 Achievements
John F. Milligan President and Chief Operating Officer

•     Achieve net product revenue and total expense goals

•     Execute on corporate development goals related to acquisitions and in-licensing transactions and managing key alliance relationships

•     Achieve manufacturing goals, including ensuring supply and demand requirements are met with appropriate inventory levels, order obligations are achieved and ensure successful launch supplies

•     Achieved financial and exceeded commercial goals as summarized on page 42

•     Executed on corporate development goals, including:

—     Entry into an agreement to acquire Pharmasset, Inc.

—     Acquisition and integration of Arresto Biosciences and Calistoga Pharmaceuticals and the purchase of the Oceanside, California, biologics facility

•     Maintained all inventory levels at planned levels and launched supplies of Complera into U.S. and European market within 24 hours of approval

Norbert W. Bischofberger Executive Vice President, Research and Development and Chief Scientific Officer

•     Define and deliver on key research strategies in the HIV/AIDS, liver, respiratory and cardiovascular diseases therapeutics area

•     Lead key development initiatives, including our Phase 1 to 3 clinical studies across all therapeutic areas

•     Pending clinical data results, file NDA for Complera and prepare NDA filing for Quad

•     Filed the new drug application for the “Quad” which combines elvitegravir, cobicistat, emtricitabine and tenofovir disoproxil fumarate, less than six weeks after data lock

•     Exceeded Requests for Development goals

•     Received approval for Complera, Gilead’s second STR for the treatment of HIV

•     Advanced the HCV pipeline by initiating eight Phase 2 studies

Kevin Young Executive Vice President, Commercial Operations

•     Achieve worldwide net product revenue and market share goals

•     Optimize increased field forces and new business unit structures in European Union and Asia Pacific

•     Comply with and administer all US Healthcare Reform requirements

•     Exceeded financial performance goals on net product revenue of $8.1 billion

•     Further expanded our market share in hepatitis B

•     Led the successful launch of the Letairis post-label change and comprehensive educational campaign

Executive Officer	2011 Individual Performance Objectives	Select 2011 Achievements

•     Successfully started transactions in Poland with immediate impact on sales and established commercial presence in South Korea and Hong Kong

•     Ensured U.S. healthcare reform requirements appropriately administered

Robin L. Washington Senior Vice President and Chief Financial Officer

•     Execute financial plan/budgets to achieve targeted results

•     Execute on share buy-back program

•     Complete capital structure framework and rating agency process

•     Evaluate and execute specific initiatives related to Enterprise Resource Planning (“ERP”) to optimize key financial processes and procedures

•     Executed on share repurchase program, reducing shares outstanding in excess of 18% since program inception two years ago

•     Led financial structuring of the Pharmasset, Inc. transaction

•     Received investment grade rating from Moody’s and completed an investment grade bond offering of $1 billion and maintained investment grade rating after raising additional debt to partially fund the Pharmasset acquisition

•     Successfully implemented ERP and transitioned organization to new support model

Annual Bonus Decisions

The individual performance factor assigned to each Named Executive Officer reflects the extent to which his or her personal contributions were deemed to benefit our performance. Each Named Executive Officer’s individual performance factor closely aligns to the overall assessment of Gilead’s performance in the categories for which he or she was responsible. Our Compensation Committee approved the following bonus payments to the Named Executive Officers:

Named Executive Officer	Target Bonus Opportunity (% of base Salary)	Target Bonus Opportunity	Company Performance		Individual Performance		Total Bonus Payment ($)	Total Bonus Payment (% of Target)
			Factor (%)	Factor Weighting (%)	Factor (%)	Factor Weighting (%)
John C. Martin	130%	$1,859,000	150%	100%	—	—	$2,788,500	150%
John F. Milligan	90%	$814,500	150%	75%	147%	25%	$1,215,641	149%
Norbert W. Bischofberger	70%	$532,000	150%	75%	147%	25%	$794,010	149%
Kevin Young	70%	$500,500	150%	75%	144%	25%	$743,243	149%
Robin L. Washington	60%	$372,000	150%	75%	147%	25%	$555,210	149%

Equity Compensation

The long-term equity compensation awards for our executive officers are 100% performance-based and consist of (i) performance-vesting shares tied to the achievement of pre-established performance objectives and (ii) service-vesting stock options. This design enables us to accomplish two goals:

•

the performance shares reward our executive officers for company performance measured relative to other companies in both the NYSE Arca Biotech Index and the NYSE Arca Pharmaceutical Index (collectively, the “Peer Group Index”); and

•	the stock options provide our executive officers with a substantial economic interest based on the absolute long-term appreciation of our common stock.

Each performance share award has specified performance objectives and a designated performance period. Under most circumstances, other than death, disability or retirement, an executive officer must remain employed throughout the applicable performance period for any shares to vest resulting from the achievement of the performance objectives for that period. The vesting occurs at the end of the three-year performance period.

Starting in 2011, stock options vest over a four-year period of service, which is consistent with the practices of our industry peer group. One quarter of the shares of common stock subject to an option grant vest one year from the grant date and the remaining shares vest quarterly over their period of continued service thereafter until fully vested.

We adjust target equity awards to reflect an executive officer’s achievement of performance goals during the prior year, his or her expected future contributions and our performance compared to our industry peer group.

2011 Equity Awards

To enhance the relationship between Gilead’s performance and stockholder return, in 2011 our Compensation Committee granted our executive officers long-term equity compensation in the form of stock options to purchase shares of our common stock and performance share awards, which were equally weighted based on approximate grant-date fair values. To make this allocation, we used a three-for-one stock option to performance share equivalency ratio to approximate the relative value of each type of award.

In the case of the performance share awards, our Compensation Committee will determine the actual number of shares of common stock earned for the performance period which may range from 0% to 200% of the target shares, based on our actual performance over the three-year performance period measured in terms of the following two performance criteria:

•	our total shareholder return (“TSR”) relative to the Peer Group Index; and

•	our revenue growth relative to the Peer Group Index.

The Peer Group Index was selected because it allows us to compare ourselves against an objective peer group that consists of approximately 35 companies. The performance measures for the 2011 performance share awards were as follows:

Performance Measurement Period
Total Shareholder Return	Revenue Growth	Vesting Date
Average stock price from 2011 through 2013 compared to 2010 stock performance	2013 revenues compared to 2010 revenues	By March 15, 2014

For purposes of comparing the TSR measure against the Peer Group Index, TSR is cumulative over the three-year performance period.

We selected TSR and revenue growth as our performance measures because they relate to the key behaviors our Compensation Committee wants to reinforce, specifically growth, and they are differentiated from the measures used in the annual bonus plan to focus on long-term initiatives in order to avoid redundancy. These two measures are commonly used among our industry peers. We measure ourselves against the Peer Group Index with respect to these awards because both our management and our Compensation Committee believe it is appropriate for our executive officers to be rewarded in relation to how we performed against industry peers.

The percentage of the original number of shares of common stock subject to performance share awards that will vest and be issued at the end of the performance period based on our relative level of TSR and revenue performance is as follows:

PERFORMANCE PERCENTAGE USED TO DETERMINE THE

ACTUAL NUMBER OF SHARES TO BE AWARDED

Our TSR vs. the Peer Group Index

≥ 80th percentile	100.0%	110.0%	150.0%	175.0%	200.0%
60th to 79th percentile	75.0%	85.0%	125.0%	150.0%	175.0%
40th to 59th percentile	50.0%	60.0%	100.0%	125.0%	150.0%
20th to 39th percentile	10.0%	20.0%	60.0%	85.0%	110.0%
< 20th percentile	0.0%	10.0%	50.0%	75.0%	100.0%
	< 20th percentile	20th to 39th percentile	40th to 59th percentile	60th to 79th percentile	≥ 80th percentile

Our Revenue Growth vs. the Peer Group Index

For example, if at the end of the three-year performance period, our revenue growth is at the 85th percentile relative to the Peer Group Index and TSR is at the 50th percentile relative to the Peer Group Index, then 150% of the shares of common stock subject to the performance share awards for that period will vest. If our performance at the end of the performance period is below the 20th percentile of the Peer Group Index for both TSR and revenue growth, then none of the shares of common stock subject to the performance share awards, will vest.

Should a Named Executive Officer’s service with Gilead terminate prior to the completion of the performance period, then his or her performance share award will be forfeited, whether or not the performance objectives are met. However, pro-rated vesting may occur, based on the level at which the performance objectives are attained and the period of service rendered during the performance period, should the Named Executive Officer cease service prior to the completion of that period by reason of death, disability or retirement.

In January 2011, our CEO recommended the equity awards for the Named Executive Officers (other than himself) set forth below to our Compensation Committee, which subsequently approved each of these recommendations.

In addition, our Compensation Committee approved the award of stock options to purchase 430,000 shares of common stock and a performance share award covering 144,000 shares of common stock to our CEO. Our Compensation Committee’s recommendation, which was ratified by the independent members of our Board of Directors, was based on the following considerations:

•	a competitive assessment of the grant-date value of the equity awards granted to the chief executive officers at the companies in our industry peer group;

•	our operational and financial performance in 2010; and

•	our consistent financial performance relative to our peer group over the past few years.

The 2011 stock option and performance share awards for the Named Executive Officers were as follows:

Named Executive Officer	Stock Option (Number of Shares)	Performance Share Award
		Threshold (Number of Shares)	Target (Number of Shares)	Maximum (Number of Shares)
John C. Martin	430,000	14,400	144,000	288,000
John F. Milligan	192,000	6,360	63,600	127,200
Norbert W. Bischofberger	119,000	4,200	42,000	84,000
Kevin Young	119,000	4,200	42,000	84,000
Robin L. Washington	92,400	3,080	30,800	61,600

In addition, in May 2011, Ms. Washington received a grant of 10,000 performance-based restricted stock units in recognition of her performance and expanded role responsibilities.

2008 Performance Share Awards

In 2008, we granted performance share awards to the Named Executive Officers subject to substantially similar TSR and revenue growth performance conditions, measurement criteria and a three-year performance period as the structure described above for the 2011 performance share awards. In March 2011, our Compensation Committee approved payment of the 2008 award at 150% of the target award opportunity for that award. This determination was based on our achieving TSR at the 74th percentile of the Peer Group Index and revenue growth at the 73rd percentile of the Peer Group Index, based on our performance during the 2008 through 2010 performance period. Each Named Executive Officer’s target number of shares of common stock subject to his or her performance share award and the actual number of shares of common stock earned in connection with that award were as follows:

Named Executive Officer	Target Number of Shares Subject to Performance Share Award		Number of Shares Earned Under Performance Share Award
John C. Martin	49,280		73,920
John F. Milligan	18,000		27,000
Norbert W. Bischofberger	13,500		20,250
Kevin Young	15,500		23,250
Robin L. Washington	N/A	(1)	N/A	(1)

(1)	Ms. Washington has served as our Senior Vice President and Chief Financial Officer since May 5, 2008, and was not granted 2008 performance share awards.

Benefits and Perquisites

We do not provide defined benefit plans, post-retirement health coverage or any other retiree benefits for our executive officers or employees as we believe that the equity awards they receive and the compensation deferral program in which they are eligible to participate provide them with a substantial vehicle to accumulate retirement income. This is also consistent with our philosophy of offering minimal fixed or guaranteed compensation and positioning performance-based compensation as the largest portion of our executive officers’ compensation.

The health and welfare benefits we offer our executive officers are substantially the same as those offered to all our employees. We provide medical and other benefits to our executive officers that are generally available to other full-time employees, including participation in our employee stock purchase plan, group term life insurance program and a Section 401(k) savings plan. Under the Section 401(k) plan, we make matching contributions on behalf of each participant equal to 50% of his or her contributions to the plan, up to an annual maximum matching contribution of $5,000. All of our executive officers participated in the Section 401(k) plan during 2011 and received matching contributions.

Currently, perquisites and other personal benefits are not a significant component of our executive compensation program. We do not provide perquisites to our executive officers, except in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and to achieve recruitment and retention objectives. For further information concerning the level of perquisites provided the Named Executive Officers, see the “Summary Compensation Table” on page 55.

Nonqualified Deferred Compensation

We maintain a Deferred Compensation Plan that allows our executive officers and other senior level employees to accumulate income for retirement in a tax-effective way. Eligible employees can enroll in the Deferred Compensation Plan and defer a portion of their base salaries each year and part or all of their annual bonuses and commissions. Each participant may direct the investment of his or her deferred compensation account balance among a number of investment choices that mirror substantially all of the investment funds available under the Section 401(k) plan. For more information on the deferred compensation arrangements of the Named Executive Officers, see the “2011 Nonqualified Deferred Compensation Table” on page 60.

Our executive officers may also defer receipt of the shares of common stock in which they vest under their performance share awards for up to 10 years. Among other requirements, any such election to defer receipt of the shares must be made at least six months prior to the end of the applicable performance period.

Post-Employment Compensation

We do not have employment agreements with any of our executive officers, whose employment is “at-will.” Instead, we maintain the Gilead Sciences, Inc. Severance Plan (the “Severance Plan”) which offers severance payments and benefits to all of our employees, including our executive officers, upon either:

•

an involuntary termination of employment without cause, such as due to a company-wide restructuring, departmental reorganization, significant restructuring of an individual’s job duties or a change in work location of more than 50 miles from the previous location; or

•	an involuntary termination of employment without cause, or a resignation for good reason, in connection with a change in control of Gilead.

Upon an involuntary termination without cause not involving a change in control of Gilead, the Severance Plan provides a participant with certain cash severance payments, outplacement services and a lump-sum payment to fund continued coverage under our group health plans for a specified period. None of the outstanding stock awards held by our executive officers are subject to accelerated vesting or otherwise enhanced in the event of a termination of employment under such circumstances.

If the employment of an executive officer is involuntarily terminated without cause, or the executive officer resigns for good reason, in connection with a change in control of Gilead, he or she will receive certain enhanced cash severance payments, outplacement services and a lump-sum payment to fund continued coverage under our group health plans for a longer specified period. In addition, all outstanding stock awards held by the executive officer will fully vest as of his or her termination date.

In January 2010, we amended the Severance Plan to limit the participants who may qualify for a tax “gross-up” payment to cover any excise tax they incur as a result of any payments and benefits they receive under the Severance Plan that may constitute a “parachute payment” under the Internal Revenue Code. Subsequently, such protection is provided to only those individuals who were eligible for such protection at the time the policy was amended, for as long as their benefits are not materially modified.

We maintain the Severance Plan to enhance employee morale and productivity and encourage retention in the event of an actual or threatened change in control of Gilead. The Severance Plan also enables us to provide a standard set of severance payments and benefits to new and current executive officers and employees thereby eliminating the negotiation of “one-off” arrangements. In addition, the Severance Plan better aligns the interests of our executive officers with those of our stockholders by enabling our executive officers to consider corporate transactions that are in the best interests of our stockholders and other stakeholders without undue concern over whether a transaction may jeopardize their employment. We have intentionally structured the payments and benefits under the Severance Plan in the event of a change in control of Gilead to be subject to a “double trigger,” which means that an executive officer will receive payments and benefits only if he or she loses his or her employment in connection with the change in control. This arrangement is wholly consistent with the purpose of the plan, which is to provide our executive officers and other employees with a guaranteed level of financial protection only upon a loss of employment.

Each year, our Compensation Committee evaluates the Severance Plan against our industry peer group to ensure alignment with market norms and corporate governance “best practices.” For further information about the Severance Plan, including an estimate of the potential payments and benefits that would be received by the Named Executive Officers upon termination of employment under certain defined circumstances, see “Executive Compensation – Employment Agreements, Severance and Change in Control Arrangements with Named Executive Officers” on page 62.

2012 Executive Compensation

In January 2012, our Compensation Committee approved 2012 base salaries and target 2012 bonus amounts, and awarded stock options and performance shares to the Named Executive Officers in the respective amounts detailed in the table below. These compensation decisions were made on the basis of the executive compensation philosophy and principles discussed earlier in this Compensation Discussion and Analysis and reflected our Compensation Committee’s assessment of company and individual performance during fiscal 2011.

Executive Officer	Base Salary	Target 2012 Bonus (as % of Base Salary)	Number of Stock Options Awarded(1)	Number of Performance Shares Awarded
John C. Martin	$1,500,000	150%	331,000	117,000
John F. Milligan	$955,000	100%	151,250	51,250
Norbert W. Bischofberger	$820,000	80%	116,250	40,000
Kevin Young	$760,000	80%	94,000	32,000
Robin L. Washington	$700,000	70%	90,000	30,000

(1)	Stock options were granted on January 26, 2012, with an exercise price of $48.59 per share.

For the 2012 equity awards, our Compensation Committee approved a 50%/50% allocation of grant-date value between stock option and performance shares, based on the three-for-one equivalency ratio noted above, for each Named Executive Officer. Fifty percent of the awarded performance shares will convert into actual shares of our common stock-based on our total shareholder return over a three-year period in relation to the total shareholder return realized for that period by a specified subset of companies in the S&P Healthcare Index. The remaining 50% of the awarded performance shares will convert into actual shares of our common stock based on our performance against certain revenue goals over the three-year program. The Committee will approve a specific annual revenue performance goal at the beginning of each year of the three-year performance program. This design provides for a better link between performance and payout because it eliminates the need to project performance beyond one year. The actual number of shares of our common stock into which the performance shares may convert will be calculated by multiplying the number of performance shares by a performance percentage ranging from 0% to 200% based on the level at which the performance goal applicable to that share is in fact attained. The shares earned as a result of the attained performance goals will be issued in the year following the end of the three-year program.

Tax and Accounting Considerations

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code disallows an income tax deduction to publicly traded companies for compensation paid to or realized by the Chief Executive Officer and certain other executive officers (except the Chief Financial Officer) to the extent that compensation exceeds $1 million per individual in any taxable year and does not otherwise qualify for an exception to this limitation, such as the exception for “performance-based compensation.” Our current annual bonus plan for executive officers and equity compensation plan have been structured with the intent to qualify the compensation paid or realized under these plans as “performance-based compensation.” As a consequence, we believe that all compensation paid to or realized by our executive officers for 2011, except for base salary in the amount of $423,354 paid to our CEO, should not be subject to the deduction limit of Section 162(m).

Our Compensation Committee will continue to evaluate ways to achieve compliance with Section 162(m) that are in the best interests of Gilead and our stockholders. However, in establishing the cash and equity incentive compensation plans for our executive officers, our Compensation Committee believes that the potential deductibility of the compensation payable under these plans should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. Our Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain talented executives, even if all or part of that compensation may not be deductible by reason of Section 162(m).

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant-date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any economic value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award. For performance share awards, the FASB ASC Topic 718 grant-date fair value reported in the compensation tables below is based on the probable outcome of the applicable performance goals.

COMPENSATION COMMITTEE REPORT(1)

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

John W. Madigan, Chairman

Kevin E. Lofton

Gordon E. Moore

Nicholas G. Moore

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

RISK ASSESSMENT OF COMPENSATION PROGRAMS

Our Compensation Committee, with input from our Human Resources Department, undertook a review of the compensation programs for our Named Executive Officers and for our other employees to determine whether any of those programs encourage excessive risk-taking that would create a material risk to our economic viability. Based on that review, our Compensation Committee concluded it was not reasonably likely that any of our compensation programs in place during 2011, whether individually or in aggregate, could have a material adverse effect upon us. In reaching such conclusion, the Compensation Committee took into account the following factors, including factors specifically analyzed in terms of the compensation programs for our Named Executive Officers:

•

Our overall compensation structure is applied uniformly throughout the company, with the only major exception relating to the form in which the equity component is granted. For individuals below the level of Vice President, the equity component is in the form of restricted stock units tied solely to service-vesting requirements, while for employees at the level of Vice President or above, the equity component is primarily in the form of stock option grants and performance share awards. Other than for sales employees, we do not have compensation arrangements that are unique to any of our business units or that otherwise depart significantly from the general uniformity of our overall compensation structure. Our sales employees are included in incentive plans that are subject to multiple levels of review during both the design stage and the incentive calculation and payment process. Only Senior Directors and below are eligible for participation in those incentive plans, and the applicable bonus targets range between approximately 20% and 52.5% of base salary. Payments are based on prescriptions written during the previous quarter to ensure results are assessed and confirmed. Performance objectives and potential payouts are reviewed on a quarterly basis and are subject to a cutback feature. This cutback may reduce payments if there is a large transaction that was not expected at the time the goals were set or should any other unusual or extraordinary event occur after the goals are set.

•

For our broad-based director-and-above employee population, a significant component of compensation is in the form of equity awards tied to the value of our common stock. As our stock price appreciates and shareholder value is thereby created, the amount of compensation earned via these awards increase. Accordingly, our overall compensation program is structured to encourage long-term growth and appreciation in the value of our business and stock price. For our entry-level employees, the predominant component of compensation is base salary.

•

Although stock options have the potential to encourage risk-taking, we structure those grants so that they vest over a period of years. This vesting period encourages our executive officers and other employees to focus on sustaining our long-term performance. Because option grants are made annually, our executive officers and employees always have unvested options outstanding that could decrease significantly in value if our business is not managed for the long-term.

•

The vesting of the performance share awards is tied to the comparison of our TSR and revenue growth for the performance period to that of our peer industry group. Performance objectives tied to TSR and revenue growth are aligned with our overall goal to create and sustain long-term shareholder value. In addition, our performance share awards have overlapping performance periods, and any risks taken to increase the payout under one award could jeopardize the potential payouts under other awards. To further ensure that there is not a significant incentive for unnecessary risk-taking, we cap the payout of these awards at 200% of target.

•

Our overall compensation structure is not overly weighted toward short-term incentives. Payouts under our annual bonus program are subject to a dollar cap per individual tied to a multiple of his or her annual base salary. For instance, our Chief Executive Officer’s target annual bonus award in 2011 was 130% of his annual base salary for that year but the maximum annual bonus award he could have earned was capped at 190% of his annual base salary for that year. We believe that capping our short-term incentive award in this manner protects against disproportionately large short-term incentives that might encourage excessive risk-taking. In addition, our Compensation Committee has broad discretion in determining the size of annual bonus awards for our Named Executive Officers and considers factors including whether an executive officer has caused us to incur unnecessary or excessive risk.

•

The performance goals for our 2011 annual bonus program were based on both financial and non-financial company-goals as well as individual performance goals (except with respect to our CEO who only has company goals). We believe these goals will contribute to our long-term financial success and correlate to the creation of long-term shareholder value. We also have a formal internal business risk assessment structure that identifies the major risks to our business and implements techniques and processes to control and mitigate those risks. Accordingly, to the extent any of the performance metrics established for our short-term incentive programs might otherwise contribute to any potential risks identified for our business, there are already procedures in place to control and limit those risks.

•

The wealth creation opportunities for our Named Executive Officers and other senior management are primarily in the form of their equity awards. We do not have retirement plans or other meaningful sources of wealth creation provided under our cash compensation programs. Excessive risk-taking would not only jeopardize the financial viability of our company but would also subject our Named Executive Officers and other senior management to substantial economic loss if our common stock were to become worthless or drop substantially in price. For that reason, there is a substantial alignment between the structure of our compensation programs and the creation of shareholder value.

•

We have also instituted share ownership guidelines which require our executive officers to maintain a substantial ownership interest in us. By requiring that a significant amount of their personal wealth be tied to long-term holdings in our stock, we further align their interests with those of our stockholders and mitigate the risk of excessive risk-taking.

•

We have adopted a compensation recovery policy that permits us to recoup any compensation paid to our executive officers on the basis of financial results that have to be subsequently restated as a result of their misconduct.

•

Finally, we have adopted policies that preclude any hedging transactions in our common stock, such as put and call options or pre-paid forward sale contracts. Accordingly, the executive officers bear the full risk of economic loss, like any other stockholder, with respect to their equity holdings, whether in the form of actual shares of our common stock or restricted stock units or performance shares that will convert into such shares upon the satisfaction of the applicable vesting requirements.

For the foregoing reasons, our Compensation Committee concluded that it was not reasonably likely that our overall employee compensation structure, when analyzed either in terms of its company-wide application or its specific application to our various major business units, would have any material adverse effect upon Gilead.

SUMMARY COMPENSATION TABLE

The following table shows, for the fiscal years 2011, 2010 and 2009, certain compensation awarded or paid to, or earned by, our Named Executive Officers:

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)		Option Awards(3)	Non-Equity Incentive Plan Compensation(1)(4)	All Other Compensation(5)		Total
John C. Martin	2011	$1,423,354	—	$5,535,569	(6)	$5,863,222	$2,788,500	$5,000		$15,615,645
Chairman and Chief Executive Officer	2010	$1,341,679	—	$5,750,500		$4,821,834	$2,325,375	$5,000		$14,244,388
	2009	$1,242,095	—	$6,189,356		$5,050,980	$2,187,500	$5,300		$14,675,231

Robin L. Washington	2011	$615,175	—	$1,596,897	(6)	$1,259,911	$555,210	$5,000		$4,032,193
Senior Vice President and Chief Financial Officer	2010	$559,339	—	$1,560,750		$727,824	$453,113	$5,000		$3,306,026
	2009	$527,505	—	$1,237,871		$1,357,443	$394,640	$5,000		$3,522,459

John F. Milligan	2011	$902,098	—	$2,444,876	(6)	$2,617,997	$1,215,641	$17,355	(7)	$7,197,967
President and Chief Operating Officer	2010	$865,008	—	$2,658,250		$2,122,820	$1,013,006	$20,135		$6,679,219
	2009	$805,008	—	$2,908,997		$2,357,124	$850,500	$21,130		$6,942,759

Norbert W. Bischofberger	2011	$756,261	—	$1,614,541	(6)	$1,622,613	$794,010	$5,000		$4,792,425
Executive Vice President, Research and Development and Chief Scientific Officer	2010	$712,090	—	$1,302,000		$1,091,736	$665,039	$5,000		$3,775,865
	2009	$677,923	—	$1,633,990		$1,333,459	$550,800	$5,400		$4,201,572

Kevin Young	2011	$711,260		$1,614,541	(6)	$1,622,613	$743,243	$5,000		$4,696,657
Executive Vice President, Commercial Operations	2010	$664,175	—	$1,573,250		$1,319,181	$630,219	$5,000		$4,191,825
	2009	$596,672	—	$1,906,322		$1,555,702	$504,450	$5,000		$4,568,146

(1)	Includes amounts earned but deferred at the election of the Named Executive Officers pursuant to our 401(k) employee savings and retirement plan or our non-qualified deferred compensation plan.
(2)

Represents the aggregate grant-date fair value of the restricted stock units and/or performance shares awarded to the Named Executive Officer for the applicable year, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718) and does not take into account estimated forfeitures. The aggregate grant-date fair value of the performance shares included for each applicable fiscal year is calculated in accordance with FASB ASC Topic 718, based on the probable outcome of the attainment of one or more pre-established performance objectives (100% of the number of allotted performance shares), and does not take into account any estimated forfeitures. Ms. Washington was the only Named Executive Officer who received a restricted stock unit award in addition to a performance share award. That restricted stock unit award had a grant-date fair value of $412,900. Assumptions used in the calculation of such grant-date fair values are set forth in Note 13 in our Consolidated Financial Statements for the year ended December 31, 2011, included in our Annual Report on Form 10-K for such fiscal year.

(3)

Represents the aggregate grant-date fair value of the stock options awarded to the Named Executive Officer for the applicable year, calculated in accordance with FASB ASC Topic 718, and does not take into account estimated forfeitures. Assumptions used in the calculation of such grant-date fair values are set forth in Note 14 to our Consolidated Financial Statements for the year ended December 31, 2011, included in our Annual Report on Form 10-K for such fiscal year.

(4)	Represents amounts paid under our corporate bonus plan based on our Compensation Committee’s review of corporate performance and individual achievements.
(5)	Includes a $5,000 matching contribution made by us on such individual’s behalf to the 401(k) employee savings and retirement plan.
(6)

The grant-date fair value of the 2011 performance share awards assuming maximum goal attainment would be as follows: John C. Martin ($8,283,809), Robin L. Washington ($1,771,815), John F. Milligan ($3,658,682), Norbert W. Bischofberger ($2,416,111) and Kevin Young ($2,416,111).

(7)

Includes matching contributions made under our 401(k) plan ($5,000), forgiveness of a portion of the housing loan originally made to Dr. Milligan in May 2001 ($11,000) and imputed interest ($1,355) related to the loan. Perquisites include travel by Dr. Milligan’s family members accompanying Dr. Milligan on certain business trips on the corporate aircraft (no incremental cost was incurred in connection with such travel and Dr. Milligan paid all required taxes on the value of such flights based on the Standard Industry Fare Level rates).

2011 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain additional information regarding grants of plan-based awards to our Named Executive Officers for the 2011 fiscal year.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Award(3)	Grant-Date Fair Value of Stock and Option Award(4)
		Threshold	Target	Maximum	Threshold(2)	Target		Maximum
John C. Martin	1/20/2011	—	—	—	—	—		—	—	430,000	$38.17	$5,863,222
	1/20/2011	—	—	—	14,400	144,000	(5)	288,000	—	—	—	$5,535,569
	N/A	—	$1,859,000	$2,788,500	—	—		—	—	—	—	—

Robin L. Washington	1/20/2011	—	—	—	—	—		—	—	92,400	$38.17	$1,259,911
	1/20/2011	—	—	—	3,080	30,800	(5)	61,600	—	—	—	$1,183,997
	5/12/2011	—	—	—	—	10,000	(6)	—	—	—	—	$412,900
	N/A	—	$372,000	$558,000	—	—		—	—	—	—	—

John F. Milligan	1/20/2011	—	—	—	—	—		—	—	192,000	$38.17	$2,617,997
	1/20/2011	—	—	—	6,360	63,600	(5)	127,200	—	—	—	$2,444,876
	N/A	—	$814,500	$1,221,750	—	—		—	—	—	—	—

Norbert W. Bischofberger	1/20/2011	—	—	—	—	—		—	—	119,000	$38.17	$1,622,613
	1/20/2011	—	—	—	4,200	42,000	(5)	84,000	—	—	—	$1,614,541
	N/A	—	$532,000	$798,000	—	—		—	—	—	—	—

Kevin Young	1/20/2011	—	—	—	—	—		—	—	119,000	$38.17	$1,622,613
	1/20/2011	—	—	—	4,200	42,000	(5)	84,000	—	—	—	$1,614,541
	N/A	—	$500,500	$750,750	—	—		—	—	—	—	—

(1)

Actual amounts paid in February 2012 were based on our Compensation Committee’s review of corporate performance and individual achievements in 2011 and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 55. In accordance with our corporate bonus plan, performance-based cash bonuses with respect to 2011 were paid to Named Executive Officers who were employed as of the payment date.

(2)

Amounts in the “Threshold” column represent the minimum number of shares of our common stock issuable (e.g., 10% of the number of allotted performance shares) upon achievement of the performance goals described in footnote 5 below at threshold level.

(3)

Reflects option awards granted under our 2004 Equity Incentive Plan, the terms of which are consistent with those of options granted to other employees under the 2004 Equity Incentive Plan. The options vest at the rate of 25% on the first anniversary of the grant date and 6.25% each quarter thereafter during the optionee’s employment. Subject to certain exceptions, the maximum term of options granted under the 2004 Equity Incentive Plan is 10 years. The exercise price per share of each option granted was equal to the closing market price of our common stock on the grant date.

(4)

Represents the grant-date fair value of each reported equity award, calculated in accordance with FASB ASC Topic 718, and does not take into account estimated forfeitures. The grant-date fair value of the performance shares awarded is based on the probable outcome of the attainment of one or more pre-established performance objectives.

(5)

Reflects performance shares granted under our 2004 Equity Incentive Plan. The performance shares will vest and convert into actual shares of our common stock based on the level at which the following two performance goals are attained: (i) our total shareholder return (“TSR”) relative to the NYSE Arca Biotech Index and the NYSE Arca Pharmaceutical Index, (together, the “Peer Group Index”) over the three-year period beginning January 1, 2011, and ending December 31, 2013, and (ii) our revenue growth relative to the Peer Group Index over the same three-year performance period. The actual number of shares issuable to each Named Executive Officer is calculated by multiplying the number of awarded performance shares by a percentage ranging from 0% to 200%, based on our percentile rankings for both revenue growth and TSR relative to the Peer Group Index. The measurement of performance is determined as follows:

Performance Measurement Period
TSR	Revenue Growth	Vesting Date
Average stock price from 2011 through 2013 compared to 2010 stock performance	2013 revenues compared to 2010 revenues	By March 15, 2014

In order to vest, the Named Executive Officer must remain employed until our Compensation Committee determines the actual level of attainment of the performance goals applicable. However, should a Named Executive Officer’s employment terminate due to death, disability or retirement, then he or she will remain eligible to receive a portion of the shares subject to the award. The actual number of shares of common stock to be issued to such individual will be based on the attained level of performance and will be pro-rated to reflect the number of calendar months of employment completed by the Named Executive Officer during the performance period.
(6)

Represents a restricted stock unit award that was made to Ms. Washington during the year. Vesting of the award is tied to the attainment of two separate tranches of pre-established performance goals over Ms. Washington’s period of continued employment.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding each unexercised option award and unvested stock award held by each of our Named Executive Officers as of December 31, 2011:

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options(1)	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable
John C. Martin	1,600,000	—		—	$8.94	1/29/2013	—		—	—		—
	1,700,000	—		—	$15.27	1/28/2014	—		—	—		—
	850,000	—		—	$16.01	1/26/2015	—		—	—		—
	900,000	—		—	$29.01	1/25/2016	—		—	—		—
	570,000	30,000		—	$32.79	1/22/2017	—		—	—		—
	330,000	110,000		—	$43.15	1/30/2018	—		—	—		—
	165,000	135,000		—	$47.20	1/21/2019	—		—	—		—
	111,300	206,700		—	$47.51	1/28/2020	—		—	—		—
	—	430,000	(3)	—	$38.17	1/20/2021	—		—	—		—
	—	—		—	—	—	75,000	(4)	$3,069,750	—		—
	—	—		—	—	—				106,000	(6)	$4,338,580
	—	—		—	—	—	—		—	144,000	(7)	$5,893,920

Robin L Washington	70,000	30,000		—	$54.14	5/7/2018	—		—	—		—
	27,500	22,500		—	$47.20	1/21/2019	—		—	—		—
	13,500	16,500		—	$49.81	7/29/2019	—		—	—		—
	16,800	31,200		—	$47.51	1/28/2020	—		—	—		—
	—	92,400	(3)	—	$38.17	1/20/2021	—		—	—		—
	—	—		—	—	—	12,000	(5)	$491,160	—		—
	—	—		—	—	—	—		—	10,000	(8)	$409,300
	—	—		—	—	—	15,000	(4)	$613,950	—		—
	—	—		—	—	—	—		—	18,000	(6)	$736,740
	—	—		—	—	—	—		—	30,800	(7)	$1,260,644

John F. Milligan	6,780	—		—	$8.22	1/30/2012	—		—	—		—
	11,180	—		—	$8.94	1/29/2013	—		—	—		—
	280,000	—		—	$17.50	7/30/2013	—		—	—		—
	600,000	—		—	$15.27	1/28/2014	—		—	—		—
	350,000	—		—	$16.01	1/26/2015	—		—	—		—
	400,000	—		—	$29.01	1/25/2016	—		—	—		—
	266,000	14,000		—	$32.79	1/22/2017	—		—	—		—
	63,000	7,000		—	$41.48	5/8/2017	—		—	—		—
	120,000	40,000		—	$43.15	1/30/2018	—		—	—		—
	28,000	12,000		—	$54.14	5/7/2018	—		—	—		—
	77,000	63,000		—	$47.20	1/21/2019	—		—	—		—
	49,000	91,000		—	$47.51	1/28/2020	—		—	—		—
	—	192,000	(3)	—	$38.17	1/20/2021	—		—	—		—
	—	—		—	—	—	35,250	(4)	$1,442,783	—		—
	—	—		—	—	—	—		—	49,000	(6)	$2,005,570
	—	—		—	—	—	—		—	63,600	(7)	$2,603,148

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options(1)	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable
Norbert W. Bischofberger	360,000	—		—	$29.01	1/25/2016	—		—	—		—
	247,000	13,000		—	$32.79	1/22/2017	—		—	—		—
	63,000	7,000		—	$41.48	5/8/2017	—		—	—		—
	90,000	30,000		—	$43.15	1/30/2018	—		—	—		—
	43,560	35,640		—	$47.20	1/21/2019	—		—	—		—
	25,200	46,800		—	$47.51	1/28/2020	—		—	—		—
	—	119,000	(3)	—	$38.17	1/20/2021	—		—	—		—
	—			—	—	—	19,800	(4)	$810,414	—		—
	—			—	—	—	—		—	24,000	(6)	$982,320
	—			—	—	—	—		—	42,000	(7)	$1,719,060

Kevin Young	94,500	—		—	$17.68	11/2/2014	—		—	—		—
	12,500	—		—	$16.01	1/26/2015	—		—	—		—
	360,000			—	$29.01	1/25/2016	—		—	—		—
	247,000	13,000		—	$32.79	1/22/2017	—		—	—		—
	63,000	7,000		—	$41.48	5/8/2017	—		—	—		—
	105,000	35,000		—	$43.15	1/30/2018	—		—	—		—
	50,820	41,580		—	$47.20	1/21/2019	—		—	—		—
	30,450	56,550		—	$47.51	1/28/2020	—		—	—		—
	—	119,000	(3)	—	$38.17	1/20/2021	—		—	—		—
	—	—		—	—	—	23,100	(4)	$945,483	—		—
	—	—		—	—	—	—		—	29,000	(6)	$1,186,970
	—	—		—	—	—	—		—	42,000	(7)	$1,719,060

(1)

All options granted prior to January 1, 2011, vest over a five-year period at the rate of 20% on the first anniversary of the grant date and 5% each quarter thereafter during the optionee’s employment. All options granted on or after January 1, 2011, vest over a four-year period at the rate of 25% on the first anniversary of the grant date and 6.25% each quarter thereafter during the optionee’s employment. Subject to certain exceptions, each option granted under the 2004 Equity Incentive Plan has an expiration date at the end of the 10-year period measured from the grant date, unless earlier terminated following the Named Executive Officer’s termination of employment with us.

(2)

Prior to April 30, 2009, the exercise price per share of each option granted was equal to the closing market price of our common stock on the day before the grant date. Beginning on May 1, 2009, the exercise price per share of each option granted was equal to the closing market price of our common stock on the grant date.

(3)	This particular option award for the Named Executive Officer is also included in the 2011 Grants of Plan-Based Awards table on page 56.

(4)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the 2009 performance shares based on 75% target level attainment of the following two performance goals: (i) our TSR relative to the Peer Group Index over the three-year period beginning January 1, 2009, and ending December 31, 2011, and (ii) our revenue growth relative to the Peer Group Index over the same three-year performance period. The actual number of shares issuable to each Named Executive Officer is calculated by multiplying the number of awarded performance shares by 75% target goal attainment, based on our actual percentile rankings for both revenue growth and TSR relative to the Peer Group Index. The measurement performance is determined as follows:

Performance Measurement Period
TSR	Revenue Growth	Vesting Date
Average stock price from 2009 through 2011 compared to 2008 stock performance	2011 revenues compared to 2008 revenues	By March 15, 2012

In order to vest, the Named Executive Officer must remain employed until our Compensation Committee determines the actual level of attainment of the performance goals applicable. However, should a Named Executive Officer’s employment terminate due to death, disability or retirement, then he or she will remain eligible to receive a portion of the shares subject to the award. The actual number of shares of common stock to be issued to such individual will be based on the attained level of performance and will be pro-rated to reflect the number of calendar months of employment completed by the Named Executive Officer during the performance period.

(5)

Represents the number of shares of our common stock subject to a restricted stock unit award that will vest and become issuable in a series of five successive equal annual installments over a five-year period of continued employment.

(6)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the 2010 performance shares if the performance goals are attained at “Target” level. The performance shares will vest and convert into actual shares of our common stock based on the level at which the following two performance goals are attained: (i) our TSR relative to the Peer Group Index over the three-year period beginning January 1, 2010, and ending December 31, 2012, and (ii) our revenue growth relative to the Peer Group Index over the same three-year performance period. The actual number of shares issuable to each Named Executive Officer is calculated by multiplying the number of awarded performance shares by a percentage ranging from 0% to 200%, based on our percentile rankings for both revenue growth and TSR relative to the Peer Group Index. The measurement performance is determined as follows:

Performance Measurement Period
TSR	Revenue Growth	Vesting Date
Average stock price from 2010 through 2012 compared to 2009 stock performance	2012 revenues compared to 2009 revenues	By March 15, 2013

In order to vest, the Named Executive Officer must remain employed until our Compensation Committee determines the actual level of attainment of the performance goals applicable. However, should a Named Executive Officer’s employment terminate due to death, disability or retirement, then he or she will remain eligible to receive a portion of the shares subject to the award. The actual number of shares of common stock to be issued to such individual will be based on the attained level of performance and will be pro-rated to reflect the number of calendar months of employment completed by the Named Executive Officer during the performance period.

(7)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the 2011 performance shares described in footnote 5 to the 2011 Grants of Plan-Based Awards table on page 56 assuming performance goals are attained at “Target” level.

(8)

Represents the number of shares of our common stock that will vest and become issuable pursuant to a restricted stock unit award. Vesting of the award is tied to the attainment of two separate tranches of pre-established performance goals over Ms. Washington’s period of continued employment.

2011 OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares acquired upon exercise of stock options and vesting of performance shares for each of our Named Executive Officers during the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
John C. Martin	1,107,840	$36,027,981	73,920	$2,941,277
Robin L. Washington	—	—	3,000	$123,240
John F. Milligan	6,500	$199,103	27,000	$1,074,330
Norbert W. Bischofberger	—	—	20,250	$805,748
Kevin Young	—	—	23,250	$925,118

2011 NONQUALIFIED DEFERRED COMPENSATION

Our Deferred Compensation Plan provides our executive officers, including all of our Named Executive Officers, and other key employees with the opportunity to defer all or a portion of their cash compensation each year. Pursuant to the plan, each participant can elect to defer up to 70% of his or her salary and up to 100% of his or her bonus/commission each year. The deferred amount is credited to an account maintained in his or her name in which the participant is fully vested at all times. The account is periodically adjusted to reflect earnings (or losses) based on the participant’s investment elections among a select group of investment funds utilized to track the notional investment return on the account balance. There are 23 investment funds available for selection under the plan, and they are substantially the same as those available under our broad-based 401(k) employee savings plan. Investment elections may be changed on a daily basis. The participant may elect to receive his or her deferred account balance at a designated age, no earlier than age 50 and no later than age 75, or upon termination of employment or on the second or fifth anniversary of his or her termination date. The distribution may, at the participant’s election, be made in a lump sum or in annual installments over a period not to exceed 10 years. A participant can receive an early distribution of a portion of his or her account balance in the event of a financial hardship. In the event of the participant’s death, his or her account balance will be distributed in a lump sum to the designated beneficiary.

The following table shows the executive contributions, earnings and account balances for the Named Executive Officers under our Deferred Compensation Plans.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(1)(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
John C. Martin	—	—	$57,515	$1,040,723	$5,385,155	(3)
Robin L. Washington	$271,868	—	$(7,377)	—	$705,216	(4)
John F. Milligan	—	—	—	—	—
Norbert W. Bischofberger	—	—	$(49,674)	$316,814	$1,209,145
Kevin Young	—	—	—	—	—

(1)

The reported amount corresponds to a composite of the actual market earnings on a group of investment funds selected by the applicable Named Executive Officer for purposes of tracking the notional investment return on his or her balance for fiscal year 2011.

(2)

Although 23 investment funds are available for selection under our Deferred Compensation Plan, the investment selections for the 2011 fiscal year were concentrated primarily in the eleven investment funds named below. The rate of return for each such fund for the 2011 fiscal year was as follows:

Name of Fund	% Rate of Return
Fidelity Retirement Money Market	0.01%
Fidelity Intermediate Bond	6.15%
Fidelity Low Priced Stock	-0.06%
Fidelity Equity-Income	-4.68%
Fidelity Growth Company	0.67%
Fidelity Diversified International	-13.78%
Spartan Extended Market Index	-3.82%
Templeton Foreign Smaller Companies	-11.30%
T. Rowe Price Blue Chip Growth	1.50%
Vanguard Institutional Index	2.09%
Vanguard Total Bond Market Index	7.69%

(3)

Includes (i) $1,450,000 of compensation reported for such individual in the Summary Compensation Table for the 2006 fiscal year (deferred non-equity incentive plan compensation) and (ii) $1,617,000 of compensation reported for such individual in the Summary Compensation Table for the 2007 fiscal year (deferred non-equity incentive plan compensation).

(4)

Includes (i) $394,640 of compensation reported for such individual in the Summary Compensation Table for the 2009 fiscal year (deferred non-equity incentive plan compensation) and (ii) $271,868 of compensation reported for such individual in the Summary Compensation Table for the 2010 fiscal year (deferred non-equity incentive plan compensation).

EMPLOYMENT AGREEMENTS, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

WITH NAMED EXECUTIVE OFFICERS

We do not have employment agreements with our Named Executive Officers. Although the employment of our Named Executive Officers is “at will,” they are eligible to receive certain severance payments and benefits upon their termination of employment under certain defined circumstances. The amount and type of such severance payments and benefits depends upon the specific circumstances under which a Named Executive Officer’s employment terminates. There are three general categories of termination:

•

Voluntary Termination/For Cause Termination: includes voluntary termination of employment by the Named Executive Officer (other than in connection with a resignation for good reason), retirement by the Named Executive Officer and termination of the Named Executive Officer’s employment by us for cause.

•

Involuntary Termination without Cause: includes termination of the Named Executive Officer’s employment by us for reasons not constituting cause, such as due to a company-wide or departmental reorganization, or resignation by the Named Executive Officer in connection with a significant restructuring of his or her individual’s job duties or a change in his or her work location of more than 50 miles.

•

Change in Control Termination: includes the termination of the Named Executive Officer’s employment by us without cause, or his or her resignation for good reason, within the applicable change in control protection period following a change in control of the company.

Payments and benefits receivable upon an involuntary termination without cause or an involuntary termination within the change in control protection period are governed by the Gilead Sciences, Inc. Severance Plan. A copy of our Severance Plan is available as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and filed with the SEC on March 1, 2010.

For purposes of determining an individual’s eligibility for the various severance payments and benefits available under the Severance Plan and our various equity plans, the following definitions are relevant:

A change in control will be deemed to occur upon:

•

a merger, consolidation or other reorganization approved by our stockholders, unless our stockholders continue to own more than 50% of the total combined voting power of the voting securities of the successor corporation;

•	a sale of all or substantially all of our assets;

•	the acquisition by any person or related group of persons of more than 50% of the total combined voting power of our outstanding securities; or

•	a change in the majority of our Board members over a 12-month or shorter period by reason of one or more contested elections for Board membership.

A resignation for good reason will be deemed to occur should a Named Executive Officer resign from his or her employment with us for any of the following reasons during the applicable change in control protection period:

•

a materially adverse change in his or her title, position or responsibilities (including reporting responsibilities) or the assignment to him or her of any duties or responsibilities which are inconsistent with his or her title, position or responsibilities;

•	a reduction in his or her annual base compensation;

•	his or her permanent relocation to any place outside a 50 mile radius of the location serving as his or her existing principal work site;

•

the failure by us to continue in effect any material compensation or employee benefit plan in which he or she was participating or to provide such individual with an aggregate level of compensation and benefits comparable to that in effect for him or her prior to the change; or

•	any material breach by us of any provision of any agreement we have with such Named Executive Officer.

A Named Executive Officer’s employment will be deemed to have been terminated for “cause” if such termination occurs by reason of:

•	any act or omission in bad faith and to our detriment;

•	dishonesty, intentional misconduct, material violation of any company policy, or material breach of any agreement with us; or

•	commission of any crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

The following table summarizes the payments and benefits that each Named Executive Officer is eligible to receive upon their termination of employment under the various circumstances specified above.

Type of Termination	Chief Executive Officer	Other Named Executive Officers
Voluntary or “For Cause” Termination	• No severance payments • Accrued base salary and vacation pay • Vested but unpaid benefits	• No severance payments • Accrued base salary and vacation pay • Vested but unpaid benefits
Retirement(1)

•   Three-year post retirement exercise period for already vested stock options

•   Pro-rata vesting of any performance shares held by the executive for which performance goals are attained subsequent to retirement

•   Three-year post retirement exercise period for already vested stock options

•   Pro-rata vesting of any performance shares held by the executive for which performance goals are attained subsequent to retirement

Involuntary Termination Without “Cause”

•   2.0 times base salary + 2.0 times average bonus for prior three fiscal years

•   12 months of outplacement services

•   Lump-sum payment to cover the estimated cost of COBRA care for 24 months

•   No acceleration of unvested stock awards

•   1.5 times base salary + 1.0 times average bonus for prior three fiscal years

•   Six months of outplacement services

•   Lump-sum payment to cover the estimated cost of COBRA care for 18 months

•   No acceleration of unvested stock awards

Involuntary Termination Without “Cause” or for “Good Reason” Within Change in Control Protection Period(2)

•   3.0 times base salary + 3.0 times average bonus for prior three fiscal years

•   12 months of outplacement services

•   Lump-sum payment to cover the estimated cost of COBRA care for 36 months

•   100% acceleration of stock option and time-based restricted stock unit awards

•   2.5 times base salary + 2.5 times average bonus for prior three fiscal years

•   Six months of outplacement services

•   Lump-sum payment to cover the estimated cost of COBRA care for 30 months

•   100% acceleration of stock option and time-based restricted stock unit awards

Type of Termination	Chief Executive Officer	Other Named Executive Officers

•   Acceleration of unvested performance shares as follows:

•   100% of target amount accelerates if change-in-control occurs within first 12 months of the applicable performance period

•   If the change in control occurs after that 12-month period, then the vesting acceleration will apply to the greater of 100% of target amount or 100% of the amount earned on the basis of actual performance through the end of the quarter prior to the change-in-control date

•   Gross-up payment for any Internal Revenue Code Section 280G excise tax liability (only those grandfathered as of January 28, 2010)

•   Acceleration of unvested performance shares as follows:

•   100% of target amount accelerates if change-in-control occurs within first 12 months of the applicable performance period

•   If the change in control occurs after that 12-month period, then the vesting acceleration will apply to the greater of 100% of target amount or 100% of the amount earned on the basis of actual performance through the end of the quarter prior to the change-in-control date

•   Gross-up payment for any Internal Revenue Code Section 280G excise tax liability (only those grandfathered as of January 28, 2010)

(1)	Retirement is defined as the termination of a Named Executive Officer’s employment with a combined age and years of service of not less than 70 years.
(2)

The change in control protection period will begin with the execution of the definitive agreement for the change in control transaction and continue for a specified period following the effective date of the change in control transaction (24 months for Dr. Martin and 18 months for the other Named Executive Officers).

Each Named Executive Officer must deliver a general release of claims against us as a condition of his or her receipt of payments and benefits under the Severance Plan. The cash severance component of those arrangements will be paid in a series of equal periodic installments in accordance with our normal payroll practices over a period of years corresponding to the applicable multiple of base salary indicated above for the Named Executive Officer.

The severance payments and benefits to which a Named Executive Officer will become entitled if his or her employment is involuntarily terminated without cause or if his or her employment is terminated under certain prescribed circumstances within the change in control protection period are set forth in the following table. The indicated amounts are based on the following assumptions:

•

the termination of employment occurred on December 31, 2011, under circumstances triggering the vesting acceleration and severance payments and benefits under the various categories of termination summarized in the table above;

•	the change in control transaction occurred on December 31, 2011; and

•

the price per share of common stock paid to our stockholders in consummation of the change in control was $40.93, the closing price of our common stock on December 30, 2011, the last business day of 2011.

The table below does not include accrued wages, vacation pay, vested deferred compensation or the intrinsic value (as of December 31, 2011) of any outstanding stock options or other stock awards held by the Named Executive Officer that were vested on that date but not yet realized. The actual compensation to be realized with respect to those vested awards can only be determined at the time of the Named Executive Officer exercises his or her outstanding stock options or is issued the shares subject to any other stock-based awards he or she holds.

2011 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause Without a Change in Control	Involuntary Termination Without Cause or for Good Reason Within Change in Control Protection Period
John C. Martin
Salary and bonus	$6,969,683	$11,266,125
Stock award vesting acceleration(1)	—	$24,965,750
Benefits and perquisites:
Lump sum to cover COBRA costs	$48,896	$73,344
Outplacement services	$18,000	$18,000
Excise tax and gross up	—	—

Total	$7,036,579	$36,323,219

Robin L. Washington
Salary and bonus	$1,355,877	$2,682,783
Stock award vesting acceleration(1)	—	$5,620,947
Benefits and perquisites:
Lump sum to cover COBRA costs	$41,600	$69,334
Outplacement services	$12,000	$12,000
Excise tax and gross up	—	$4,221,213

Total	$1,409,477	$12,606,277

John F. Milligan
Salary and bonus	$2,209,865	$4,795,015
Stock award vesting acceleration(1)	—	$11,304,099
Benefits and perquisites:
Lump sum to cover COBRA costs	$41,166	$68,610
Outplacement services	$18,000	$18,000
Excise tax and gross up	—	—

Total	$2,269,031	$16,185,724

Norbert W. Bischofberger
Salary and bonus	$1,753,330	$3,885,025
Stock award vesting acceleration(1)	—	$6,647,434
Benefits and perquisites:
Lump sum to cover COBRA costs	$29,908	$49,847
Outplacement services	$12,000	$12,000
Excise tax and gross up	—	—

Total	$1,795,238	$10,594,306

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause Without a Change in Control	Involuntary Termination Without Cause or for Good Reason Within Change in Control Protection Period
Kevin Young
Salary and bonus	$1,597,443	$3,363,048
Stock award vesting acceleration(1)	—	$7,191,803
Benefits and perquisites:
Lump sum to cover COBRA costs	$13,552	$22,586
Outplacement services	$12,000	$12,000
Excise tax and gross up	—	—

Total	$1,622,995	$10,589,437

(1)

Performance shares included in this line item assume that the number of shares of our common stock payable upon the change in control is based on a probable outcome of 75% of the number of allotted performance shares for the 2009 grants and 200% of the allotted performance shares for the 2010 and 2011 grants based on an assumed level of maximum attainment. The actual value realized from those grants will depend upon the actual level of goal attainment.

COMPENSATION OF NON-EMPLOYEE BOARD MEMBERS

General

Our directors play a critical role in guiding our strategic direction and overseeing the management of the company. Ongoing developments in corporate governance and financial reporting have increased demand for highly qualified and productive public company directors.

The experience and stature of our non-employee directors along with the many responsibilities and risks and substantial time commitment required of them make it imperative that we provide commensurate compensation. Our non-employee Board members are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Non-employee Board members receive a combination of stock options, restricted stock unit awards and annual cash retainers in amounts that correspond to the level of their responsibilities as members of the Board and one or more Board committees. In addition to this compensation, our non-employee Board members are also eligible for reimbursement of expenses incurred in connection with attendance at Board and committee meetings and related activities. Our only employee director, Dr. Martin, receives no separate compensation for his service in such capacity.

Our Compensation Committee reviews the compensation program for non-employee Board members on an annual basis. Any recommendations for change are then presented to the full Board by our Compensation Committee.

Grants of discretionary stock awards to non-employee Board members require approval of a committee of two or more non-employee Board members, none of whom is the recipient of the stock award.

2011 Non-Employee Board Member Compensation

Our legacy practice was to grant a stock option for a fixed number of shares of our common stock to non-employee Board members upon joining the Board and, thereafter, each year as part of annual compensation. Over time, as the company’s value compounded and there were adjustments for multiple stock splits, the value of these stock option grants became too high to sustain. Our Board believed that the best course of action was to reduce the value of these awards and provide a better balance between cash and equity. In 2009, the Committee adopted a fixed grant-date fair value formula for annual equity grants, eliminated all additional equity awards for the non-employee Board members and increased the amount of their cash retainer.

Cash Payments and Equity Awards

The following table sets forth the compensation arrangements for our non-employee Board members during 2011.

2011 Non-Employee Board Member Compensation
	Cash Payment(1)	Grant-Date Value of Equity Awards(2)
		Options	Restricted Stock Units
All Non-Employee Board Members	$75,000 retainer	$150,000	$150,000

Lead Independent Director	$75,000 additional cash retainer	None	None

Audit Committee Chair	$20,000 additional cash retainer	None	None

Compensation Committee Chair	$15,000 additional cash retainer	None	None

Committee Chairs (other than Audit and Compensation Committee)	$10,000 additional cash retainer for each committee	None	None

Committee Member (in addition to any Committee Chair fees)	$20,000 per committee additional cash retainer	None	None

(1)

The non-employee Board member’s actual annual cash retainer fee will be equal to the aggregate of his or her retainer fee for Board service ($75,000) plus his or her retainer fees for service on one or more Board committees (e.g., if the Audit Committee Chair also serves as a member on our Compensation Committee, the total dollar amount of the cash retainer will be $135,000).

(2)

The number of shares subject to the option component will be calculated as follows: $150,000 ÷ [(closing price per share of our common stock on the grant date) x (Black-Scholes option-valuation percentage)], with any fractional share rounded down to the next whole share. The number of shares subject to the restricted stock unit component will be calculated by dividing $150,000 by the closing stock price on the award date, with any fractional share rounded down to the next whole share.

Lead Independent Directors, Committee Chairs and other Committee members do not receive any additional equity grants for serving on the Committees.

Deferred Compensation Plan

Our Deferred Compensation Plan allows our non-employee Board members to defer all or a portion of their cash retainer fees each year. The deferred amount can either be immediately converted into phantom shares of our common stock or invested in a select group of investment funds. If a non-employee Board member elects to defer his or her retainer into phantom shares, the number of phantom shares will be determined by dividing the deferred fees by the fair market value per share of our common stock on the conversion date. The resulting number of phantom shares will be paid out in actual shares of our common stock at the end of the deferral period. If the non-employee Board member elects to defer his or her retainer into investment funds, then he or she can select among the 23 investment funds available under the Deferred Compensation Plan. Those investment funds are substantially the same as those available under our broad-based Section 401(k) employee savings plan, and the non-employee Board member may change his or her elections in those funds on a daily basis.

A non-employee Board member may elect to receive his or her deferred account balance at a designated age, no earlier than age 50 and no later than age 75, or on the date of his or her cessation of Board service or on the second or fifth anniversary of that cessation date. A non-employee Board member may elect for the distribution to be made in a lump sum or in annual installments over a period not to exceed 10 years. A non-employee Board member may receive an early distribution or a portion of his or her account balance in the event of a financial hardship. In the event of a non-employee Board member’s death, his or her account balance will be distributed in a lump sum to his or her designated beneficiary.

Stock Ownership Guidelines

Based on the recommendation of our Compensation Committee, our Board established stock ownership guidelines to encourage non-employee Board members to hold our common stock. Our Board stock ownership guidelines require our non-employee Board members to hold shares of our common stock with an aggregate fair market value of at least five times their annual retainer. This guideline is to be achieved over time.

Terms of Equity Awards

The stock awards for the non-employee Board members are granted under the 2004 Equity Incentive Plan. The stock option component will have an exercise price per share not less than the fair market value per share of our common stock on the date of grant (based on the closing market price for our common stock on that date as reported on the NASDAQ Global Select Market). Each such option will have a maximum term of 10 years, subject to earlier termination three years after the non-employee’s cessation of Board service (with service as Director Emeritus to be treated for such purpose as continued Board service). Each stock option will vest in successive equal quarterly increments over a one-year period measured from the date of grant. The restricted stock unit awards component vests upon the completion of one year of Board service measured from the date of the award. Initial grants for new non-employee Board members will be prorated based on the number of days remaining in the compensation period in which they commence Board service.

During 2011, the stock option component of the annual equity award made to each of our current non-employee Board members covered 10,141 shares of our common stock with an average exercise price of $41.29 per share, based on the fair market value of our common stock on the date of grant. The restricted stock unit component of the 2011 annual equity award made to each of our non-employee Board members covered 3,632 shares of our common stock.

The table below summarizes the compensation paid by us to non-employee Board members for the 2011 fiscal year.

2011 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1)		Stock Awards(2)(8)	Option Awards(3)(8)	Non-Equity Incentive Plan Compensation Earnings	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Paul Berg(4)	—		—	—	—	—	$16,000	(9)	$16,000
John F. Cogan	$115,000		$149,965	$144,635	—	—	—		$409,600
Etienne F. Davignon	$95,000		$149,965	$144,635	—	—	—		$389,600
James M. Denny	$150,000		$149,965	$144,635	—	—	—		$444,600
Carla A. Hills	$95,000		$149,965	$144,635	—	—	—		$389,600
Kevin E. Lofton	$117,740	(5)	$149,965	$144,635	—	—	—		$412,340
John W. Madigan	$130,000		$149,965	$144,635	—	—	—		$424,600
Gordon E. Moore	$95,000		$149,965	$144,635	—	—	—		$389,600
Nicholas G. Moore	$135,000	(6)	$149,965	$144,635	—	—	—		$429,600
Richard J. Whitley	$126,370	(7)	$149,965	$144,635	—	—	—		$420,970
Gayle E. Wilson	$125,000		$149,965	$144,635	—	—	—		$419,600
Per Wold-Olsen	$95,000		$149,965	$144,635	—	—	—		$389,600

(1)	Represents cash retainer for serving on our Board and committees of the Board.
(2)

Represents the grant-date fair value of the restricted stock unit award for 3,632 shares made to each Board member (other than Dr. Berg who did not receive any restricted stock unit awards) during the 2011 fiscal year. The applicable grant-date fair value of each award was determined in accordance with FASB ASC Topic 718 and accordingly calculated by multiplying the number of shares of our common stock subject to the award by the closing price per share of our common stock on the award date, without any adjustment for estimated forfeitures related to such service vesting. No other stock awards were made to the non-employee Board members during the 2011 fiscal year.

(3)

Represents the grant-date fair value of the stock option grant for 10,141 shares with an exercise price of $41.29 per share made to each Board member (other than Dr. Berg who did not receive any stock option grants) during the 2011 fiscal year. The applicable grant-date fair value of each award was calculated in accordance with FASB ASC Topic 718, and did not take into account any estimated forfeitures related to such service vesting. Assumptions used in the calculation of grant-date fair value are set forth in Note 14 to our Consolidated Financial Statements for the year ended December 31, 2011, included in our Annual Report on Form 10-K for such fiscal year. No other option grants were made to the non-employee Board members during the 2011 fiscal year.

(4)	Dr. Berg retired from our Board on May 12, 2011.
(5)

Mr. Lofton elected to defer $117,740 of his retainer fee and convert such amount into phantom shares of our common stock. The number of phantom shares was calculated by dividing that dollar amount by the closing price per share of our common stock on the conversion date. The resulting 2,807 phantom shares have a grant-date fair value of $117,740 and will be paid out in actual shares of our common stock at the end of the deferral period.

(6)

Mr. Nicholas Moore elected to defer $81,000 of his retainer fee and convert such amount into phantom shares of our common stock. The number of phantom shares was calculated by dividing that dollar amount by the closing price per share of our common stock on the conversion date. The resulting 1,930 phantom shares have a grant-date fair value of $81,000 and will be paid out in actual shares of our common stock at the end of the deferral period. Mr. Moore also deferred an additional $54,000 of his fee as a cash deferral under our Deferred Compensation Plan.

(7)	Mr. Whitley deferred $126,370 of his retainer fee as a cash deferral under our Deferred Compensation Plan.

(8)

The following table shows for each named individual the aggregate number of shares subject to all outstanding options, restricted stock units and phantom shares held by that individual as of December 31, 2011.

Name	Number of Shares of Common Stock Subject to all Restricted Stock Units as of December 31, 2011	Number of Shares of Common Stock Subject to all Outstanding Options as of December 31, 2011	Number of Shares of Common Stock Subject to all Phantom Shares as of December 31, 2011
Paul Berg	—	285,394	—
John F. Cogan	3,632	239,785	5,987
Etienne F. Davignon	3,632	10,141	—
James M. Denny	3,632	235,985	—
Carla A. Hills	3,632	164,035	1,066
Kevin E. Lofton	3,632	27,605	7,338
John W. Madigan	3,632	233,785	—
Gordon E. Moore	3,632	413,785	—
Nicholas G. Moore	3,632	258,035	10,628
Richard J. Whitley	3,632	60,535	3,046
Gayle E. Wilson	3,632	120,535	7,311
Per Wold-Olsen	3,632	23,455	—

(9)	Represents compensation received for serving on our Scientific Advisory Board from May 12, 2011 through December 31, 2011.

AUDIT COMMITTEE REPORT(1)

In connection with the audited consolidated financial statements for the fiscal year ended December 31, 2011, the Audit Committee has:

(1) reviewed and discussed the audited consolidated financial statements with management;

(2) discussed with Ernst & Young LLP, Gilead’s independent registered public accounting firm (the “Auditors”), the matters required to be discussed by the statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T; and

(3) received the written disclosures and the letter from the Auditors required by applicable requirements of the PCAOB regarding the Auditors’ communications with the Audit Committee concerning independence, and has discussed with the Auditors the Auditors’ independence.

Based upon these reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in Gilead’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission. Our Board has approved this inclusion.

Audit Committee

Nicholas G. Moore, Chairman
John F. Cogan
Kevin E. Lofton
John W. Madigan

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Executive Officer Loan

In May 2001, we entered into a loan agreement with John F. Milligan, our President and Chief Operating Officer. The original principal amount of the loan was $110,000 with a term of ten years. The loan was non-interest bearing and 50% of the principal amount was forgiven on a pro rata basis over a period of five years beginning in May 2007. In May 2011, Dr. Milligan repaid the outstanding balance under the loan.

Indemnity Agreements

We have entered into indemnity agreements with each of our executive officers (including our named executive officers) and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of us, and otherwise to the full extent permitted under Delaware law and our Bylaws.

Policies and Procedures

Our Audit Committee is responsible for reviewing and approving, in advance, all related person transactions. Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members. This obligation is set forth in writing in the Audit Committee Charter. A copy of the Audit Committee Charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” To identify related person transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest. We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. In addition, our Nominating and Corporate Governance Committee Charter determines, on an annual basis, which members of our Board meet the definition of independent director as defined in Rule 5605 of the NASDAQ Marketplace Rules. This obligation is set forth in writing in the Nominating and Corporate Governance Charter. A copy of the Nominating and Corporate Governance Charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” Our Nominating and Corporate Governance Committee reviews and discusses any relationships with directors that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. Finally, our Code of Ethics establishes the corporate standards of behavior for all our employees, officers, and directors and sets our expectations of contractors and agents. The Code of Ethics is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” Our Code of Ethics requires any person who becomes aware of any departure from the standards in our Code of Ethics to report his or her knowledge promptly to a supervisor or an attorney in the legal department.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting Materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A Notice of Internet Availability or Proxy Materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability or Proxy Materials, please notify your broker, direct your written request to Susan Hubbard, Vice President, Investor Relations, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404 or contact Broadridge Financial Solutions, Inc. at (800) 542-1061. Stockholders who currently receive multiple copies of the Notice of Internet Availability or Proxy Materials at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability or Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

By Order of the Board of Directors,

Gregg H. Alton
Secretary

March 20, 2012

A copy of our Annual Report on Form 10-K for the year ended December 31, 2011, is available without charge upon written request to Investor Relations, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404 or by accessing a copy through Gilead’s website at http://www.gilead.com in the Investors section under “Financial Information—SEC Filings.”

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Signature (Joint Owners) Date Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all futureproxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. GILEAD SCIENCES, INC. ATTN: RUEY-LI HWANG 333 LAKESIDE DRIVE FOSTER CITY, CA 94404 M42249-P19416 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except GILEAD SCIENCES, INC. The Board of Directors recommends you vote FOR the following: Vote on Directors 1. To Elect Directors Nominees: 01) John F. Cogan 02) Etienne F. Davignon 03) James M. Denny 04) Carla A. Hills 05) Kevin E.Lofton 06) John W. Madigan 07) John C. Martin 08) Gordon E. Moore 09) Nicholas G. Moore 10) Richard J. Whitley 11) Gayle E. Wilson 12) Per Wold-Olsen Vote on Proposals The Board of Directors recommends you vote FOR the following proposals: Against For Against Abstain For Abstain The Board of Directors recommends you vote AGAINST the following proposals: 4. If properly presented at the meeting, to vote on a stockholder proposal requesting that the Board take steps to permit stockholder action by written consent. 2. To ratify the selection of Ernst & Young LLP by theAudit Committee of the Board of Directors as the independent registered public accounting firm of Gilead for the fiscal year ending December 31, 2012. 5. If properly presented at the meeting, to vote on a stockholder proposal requesting that the Board take steps to redeem Gilead’s poison pill unless the plan is subject to a stockholder vote. 3. To approve, on an advisory basis, the compensation of Gilead’s named executive officers as presented in the proxy statement. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and ProxyStatement,Annual Report and Form 10-K are available at www.proxyvote.com. M42249-P19416 GILEAD SCIENCES, INC. Annual Meeting of Stockholders May 10, 2012 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints John C. Martin and John F. Milligan, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Gilead Sciences, Inc. Common Stock, which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 10, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side